Exhibit 10.23

CONFIDENTIAL TREATMENT REQUESTED:  INFORMATION FOR WHICH
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND
MARKED WITH “**”.  AN UNREDACTED VERSION OF THIS DOCUMENT HAS
ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

CONTRACT FOR PRODUCTS AND SERVICES

THIS AGREEMENT, dated as of January 4, 2010 (“Effective Date”) (together with the schedules, appendices, attachments and exhibits attached hereto and hereby incorporated herein in their entirety by reference) (“Agreement”), by and among DISH Network L.L.C., a Colorado company having its principal office at 9601 S. Meridian Blvd., Englewood, Colorado 80112  (“Company”), NeuLion USA, Inc., a Delaware corporation having its principal place of business at 1600 Old Country Road, Plainview, New York 11803 (“NeuLion”) and solely for purposes of Section 34 of this Agreement, NeuLion, Inc., an Ontario corporation having its principal place of business at 463 King Street West, 3rd Floor, Toronto, Ontario, Canada M5V 1K4 (“Parent”), each of Company and NeuLion being a “Party”, and together, the “Parties”.  For purposes of this Agreement, “Affiliate” shall mean any person or entity directly or indirectly controlling, controlled by or under common control with another person or entity, which for NeuLion currently include, without limitation, the entities that directly or indirectly control the IPTV services known as Talfazat, TV-Desi and KyLinTV.  For clarity (and without limitation of the foregoing), a division or department of NeuLion shall be an Affiliate of NeuLion for purposes of this Agreement.

W I T N E S S E T H:

WHEREAS, Company desires to hire NeuLion to provide certain services on a non-exclusive basis in connection with Company’s offering of a subscription-based, Company-branded, pay internet protocol television (“IPTV”) service to consumers and other potential customers in the United States, its territories and possessions, and such other locations as the Parties agree to offer the Service (as defined in Section 2 below) (the “Territory”), as further described in this Agreement;

WHEREAS, on a non-exclusive basis and as further described in this Agreement, NeuLion desires to provide such services to Company, including without limitation, the provisioning and support of a customizable, end-to-end IPTV service utilizing NeuLion’s IPTV-related software, systems and personnel (collectively, “NeuLion’s IPTV Platform”), for which IPTV service Company will provide the Content (as defined in Section 2 below); and

WHEREAS, subject to the terms and conditions of this Agreement, in connection with the foregoing, Company desires to purchase from NeuLion, and NeuLion desires to supply to Company, on a non-exclusive basis, set-top boxes manufactured under license of NeuLion (“Set-Top Boxes” or “STBs”) and bearing the brand name of Company (or such other brand name(s) as may be designated by Company in accordance with this Agreement) for sale, lease or other transfer to third parties (including without limitation, through any of Company’s Affiliates and/or through Company’s or any of its Affiliate’s retailers or distributors);

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NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Term.  This Agreement shall commence on the Effective Date and expire on May 15, 2013 (the “Initial Term”), unless earlier terminated as otherwise provided for herein.  In the event that there are ******* Subscribers (as defined in Section 2 below) in the aggregate across all languages offered (the “Renewal Minimum”) as of the date that is sixty (60) days prior to the last day of the Initial Term, Company shall have the option (but not the obligation), in its sole discretion for any reason or no reason, to extend this Agreement for an additional three (3) year period (the “Renewal Term”).  If Company elects to exercise its option to extend this Agreement for the Renewal Term, Company shall provide NeuLion with written notice of such election no later than sixty (60) days prior to the last day of the Initial Term of this Agreement.  Except as otherwise expressly provided for herein, such renewal shall be on the same terms and conditions as provided for during the Initial Term (inclusive of, without limitation, the fees set forth in Exhibit C hereto).  If the number of Subscribers has not reached the Renewal Minimum as of the date that is sixty (60) days prior to the last day of the Initial Term, Company may nonetheless exercise its option to renew as described in this Section 1, provided that during the Renewal Term, the Operations Fees payable by Company to NeuLion as set forth in Section B.1. of Exhibit C hereto shall be calculated using *******.  As used herein, “Term” shall mean the Initial Term and the Renewal Term, if any.

2.           NeuLion Services.  As more fully described in Exhibit A hereto, the services to be provided to Company by NeuLion under this Agreement (the “NeuLion Services”) shall consist of the setup and operation of an end-to-end standard definition, white-labeled IPTV service to be branded and made available by Company to consumers and other customers (as determined by Company at any time and from time to time in its sole discretion for any reason or no reason) in the Territory (the “Service”), in addition to any other services and deliverables as may be set forth in this Agreement, including without limitation the provisioning of STBs by NeuLion to Company for resale, lease or other transfer in Company’s sole discretion to Subscribers (as defined below) so that Subscribers may receive and view the Service.  For clarity (and without limitation of any of the foregoing), the Service is separate and apart from the NeuLion Services and is the product resulting from the combination of, among other things as hereinafter set forth, the NeuLion Services on the one hand, and the audio, video, data and other content for the Service that is provided to NeuLion by Company and/or its Affiliates at any time and from time to time during the Term and the Wind Down Period in their sole discretion for the Service (“Content”), on the other hand.  To the extent Company elects in its sole discretion for any reason or no reason to do so, Company shall be responsible for all advertising and marketing of the Service.  In addition to (and without limitation of any of the foregoing or any other provision of this Agreement), NeuLion shall be solely and exclusively responsible for ensuring that the NeuLion Services and all components of the Service other than the Content comply with applicable Laws (as defined in Section 6 below).  For further clarity, the Service is intended to be delivered to Subscribers through a STB for viewing on a monitor or television set and is not intended to be delivered directly to Subscribers through a personal computer or mobile device

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(other than a STB) for viewing thereon.  Except as provided for in Exhibit C, Section B (4), the Parties acknowledge and agree that no minimum number of customers or subscribers to the Service (collectively, “Subscribers”), whether calculated on a cumulative, per Reporting Period (as defined in Section I.2 of Exhibit A hereto) or other basis, to the Service shall be required for NeuLion to perform its obligations hereunder and that Company has made no guarantees or assurances as to any minimum number of Subscribers.  Notwithstanding anything set forth to the contrary herein, NeuLion shall not in any way, directly or indirectly: (a) use the Service, the packaging in which STBs are shipped to Subscribers (including without limitation the literature and documentation accompanying such STBs), or any of the STB Components, to market, promote, solicit orders for or sell any product or service other than the Service itself or such other product(s) and/or service(s) as may be expressly authorized by Company in a writing signed by a Senior Vice President or an Executive Vice President of Company (or his/her designee); or (b) use the STBs for any purpose other than the provisioning of the Service, or in connection with their resale as provided for in Section 3 hereof.  The provisions of the immediately preceding sentence shall survive expiration or termination of this Agreement for any reason indefinitely.

3.           Set Top Boxes.  Subject to the terms and conditions of this Agreement (including without limitation those set forth in the exhibits attached hereto), NeuLion agrees to sell to Company certain STBs for re-sale, lease or other transfer by Company (including without limitation through one or more Company Affiliates, or through Company’s or any of its Affiliate’s retailers or distributors) to enable Subscribers to use the Service, including without limitation to receive and view the Content contained in the channels or programming package(s) ordered by the applicable Subscriber, as determined at any time and from time to time by Company in its sole discretion.  The Parties acknowledge that STBs are integral to the Service.  All STBs and STB Components (as defined below) shall meet the specifications set forth in Exhibit B and/or such other specifications as may be mutually agreed upon by the Parties in writing from time to time during the Term of this Agreement.  For clarity, all STBs sold to Company by NeuLion shall come standard with an STB-compatible IR remote control, power cable, CAT 5 or other compatible Ethernet cable and written English-language instruction manual that includes the limited warranty referenced in Section 3(d) (the “STB Components”).  NeuLion shall ensure that all STBs and STB Components sold to Company are, and continue to be, manufactured in accordance with such Company-approved specifications.  NeuLion shall not sell to Company, or ship to any Subscriber, any STB or STB Components meeting specifications that Company has not approved in writing or that deviate in any way from the version(s) of the STB or applicable STB Component that Company approved.  NeuLion agrees to sell individual STB Components to Company throughout the Term at the prices set forth in Exhibit C hereto.  NeuLion shall be solely and exclusively responsible for payment of any and all license or other royalties required for the manufacture, sale or use of the STBs and STB Components by Subscribers and other STB users.  In addition to (and without limitation of) the foregoing or any other provision of this Agreement, NeuLion shall be solely and exclusively responsible for ensuring that all STBs and STB Components are properly labeled for consumers (including without limitation Subscribers) in accordance with applicable Laws and that such STBs and STB Components comply with all applicable Laws.  Notwithstanding anything set forth to the contrary in this Agreement, Company shall have the right to re-sell, lease or otherwise transfer Company-purchased STBs (including without limitation with the software installed thereon) and STB Components to third parties other than Subscribers during any Migration (as defined in Section 13 below) or following expiration or termination of this Agreement for any reason.  In addition to (and without limitation of) the other licenses granted to Company by NeuLion hereunder, NeuLion hereby grants to Company any and all licenses necessary in order for Company to re-sell, lease or otherwise transfer Company-purchased STBs (including without limitation the software therein) during any Migration or following the expiration or termination of this Agreement (the “STB Sales Licenses”).  NeuLion acknowledges and agrees that the STB Sales Licenses are being granted to Company on a perpetual, irrevocable, royalty-free, worldwide basis; provided, however, that NeuLion shall have no further obligations with respect to any such resold STBs except to negotiate in good faith with the buyer(s) thereof with respect to buyer use of, and NeuLion support of, such resold STBs in connection with all of such buyers’ or any of their affiliates’ offering of an IPTV service that utilizes NeuLion’s IPTV Platform.  For clarity, the STB Sales Licenses and the provisions of the immediately preceding sentence shall survive expiration or termination of this Agreement for any reason indefinitely.

(a)           Purchase Orders.

(i)           STBs may be ordered by Company at any time during the Term of this Agreement by the issuance of written purchase orders consistent with the terms of this Agreement.  NeuLion shall provide Company with all STBs subject to and in accordance with the terms and conditions of such purchase orders including without limitation the model selected by Company; provided that NeuLion shall ensure that all shipments of STBs are delivered to the location(s) specified in the applicable purchase order not more than twelve (12) weeks following the date of such purchase order (the “Maximum Delivery Time”).  Without prejudice to any other rights or remedies available to Company, if any shipment is not delivered to the delivery location specified in the applicable purchase order within ******* weeks following the date of such purchase order, the total amount payable to NeuLion by Company thereunder shall be reduced by *******, and further, if any shipment is not delivered to the delivery location specified in the applicable purchase order within ******* weeks following the date of such purchase order, the total amount payable to NeuLion by Company thereunder shall be reduced by *******.  STB pricing is set forth in Exhibit C attached hereto.

(ii)          In addition to (and without limitation of) any of the foregoing, Company may (but shall not be obligated to) cancel any purchase order, either in whole or in part, if delivery of the product ordered is delayed by ninety (90) days or more in excess of the date that is: (a) ten (10) weeks from the date of a purchase order if such purchase order specifies shipping by air; or (b) twelve (12) weeks from the date of a purchase order if such purchase order specifies shipping by sea.  Any and all amounts paid in advance by Company with respect to a cancelled purchase order shall be refunded in full to Company by NeuLion within thirty (30) days following the date on which Company provides NeuLion with notice of cancellation.  Except as otherwise provided in Exhibit C, Section C (7) with regard to Company’s ******* aggregate STB purchase commitment during the first full twelve (12) calendar months of the Term, Company’s obligation to purchase any item from NeuLion (including without limitation STBs) shall in no case exceed the quantities specified on a purchase order sent to NeuLion by Company.

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(iii)           Notwithstanding anything set forth to the contrary in this Agreement, with respect to any particular purchase order submitted by Company to NeuLion, NeuLion shall use the manufacturer specified by Company to manufacture the applicable STBs and/or STB Components described therein.  Any such manufacturer shall be selected by Company from: (1) among those manufacturers then used by NeuLion to supply any other NeuLion Customer with IPTV set top boxes or related equipment (NeuLion currently uses Beijing Transvideo Digital Technology Co., Ltd. and Tatung Company) or then used by an Affiliate if ordered directly from the manufacturer by such Affiliate; and (2) such other manufacturer(s), if any, as may be recommended by NeuLion.  NeuLion shall provide Company with a list of manufacturers meeting the criteria set forth in clauses (1) and (2) of this Section 3(a)(iii) within not more than three (3) days following a request by Company.

(b)           Market Rights.

(i)           It is expressly understood and agreed that this Agreement does not grant to NeuLion an exclusive right or privilege to sell to Company or any of its Affiliates any STB, STB Component or other product or service.  It is therefore understood that Company and/or any of its Affiliates may contract with other manufacturers and suppliers for the procurement of comparable products and/or services, including any other NeuLion Customer (as defined in Section 17).

(ii)          NeuLion agrees that purchases by Company under this Agreement shall neither restrict the right of Company to cease purchasing nor require Company to continue any level of such purchases.

(iii)         Except as specifically set forth in Exhibit C, Section C (7), Company shall have no obligation to make any purchases from NeuLion hereunder, and has made no assurances or guarantees to NeuLion that it will do so.  The Parties agree that under no circumstances shall NeuLion, or anyone claiming through NeuLion, its successors or assigns, have any claim against Company and/or any of its Affiliates, and neither Company nor any of its Affiliates shall have any liability to NeuLion, or anyone claiming through NeuLion, its successors or assigns, if such claim arises out of or is brought in connection with a failure by Company to purchase STBs or any other product in any quantity, even if it results in: (1) termination of this Agreement; (2) loss of profits or opportunity; (3) employee actions; or (4) the expenditure of sums in preparation or anticipation of future orders.

(c)           Conditional Access and Geoblocking.  Unless otherwise authorized by Company in advance and in writing, NeuLion shall not provide the Service, any portion thereof, or any STB, to anyone that it reasonably knows, or should have known, resides or is situated outside of the United States, its territories or possessions, or intends to receive the Service or an STB outside of the United States, its territories or possessions.  With respect to the STBs, NeuLion shall at all times during the Term and the Wind Down Period implement and employ: (i) conditional access software, techniques and measures that meet or exceed prevailing industry standards, are reasonably acceptable to Company, and that restrict access to the Service (including without limitation the Content) to only those Subscribers that have paid in full for the Service and are authorized by Company to receive the same (“Conditional Access Measures”);

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and (ii) geofiltering and geoblocking software, techniques and measures that are reasonably acceptable to Company and meet or exceed prevailing industry standards, to restrict access to the Service (including without limitation the Content) to only those Subscribers with an internet protocol address physically located in the United States, its territories or possessions (“Geoblocking/Geofiltering Measures”).  For clarity (and without limitation of any of the foregoing), all Content must be encrypted at all times so as to prevent access, viewing and use by individuals or entities that do not have Company’s authorization to do so.  In connection with its geofiltering and geoblocking obligations under this Section 3(c), NeuLion shall use a current and complete database of IP addresses within the United States its territories and possessions that is obtained from, and updated by, a reliable source of such information customarily used by other video service providers in accordance with prevailing industry standards.  NeuLion shall cause such database of IP addresses located within the United States, its territories and possessions to be regularly updated on no less than a monthly basis during the Term and the Wind Down Period to ensure the effectiveness and accuracy of its geofiltering and geoblocking obligations.  A description of the Conditional Access Measures and Geoblocking/Geofiltering Measures implemented and employed by NeuLion as of the Effective Date are set forth in STB specifications attached hereto as Exhibit B.

(d)           Limited Warranty and Warranty Services.  NeuLion shall provide Company and Subscribers with the warranty and warranty services set forth in Exhibit E hereto.  For clarity (and without limitation of the foregoing) Company shall receive such warranty and warranty services under the same terms and conditions applicable to Subscribers hereunder (including without limitation as set forth in Exhibit E hereto).

(e)           Quality Assurance.

(i)           With respect to the STBs and STB Components, throughout the Term, NeuLion shall implement and maintain a quality assurance plan that meets or exceeds prevailing industry standards.  NeuLion shall provide Company with a written copy of such plan within ninety (90) days following the Effective Date and thereafter within twenty (20) days of a written request by Company therefor from time to time during the Term.

(ii)          NeuLion is solely responsible for the quality of the STBs purchased by Company from NeuLion pursuant to this Agreement, and the quality levels of such STBs must not include any requirement for Company inspection and therefore must approach zero critical and major defects.  Company may (but shall not be obligated to) carry out an acceptance test at NeuLion’s offices in Plainview, New York, for STBs that have been delivered to NeuLion from NeuLion’s manufacturer, but have not yet been shipped to any Subscriber; provided, however, that the carrying out of an acceptance test by Company shall in no way be deemed to diminish or reduce any of NeuLion’s warranty and other obligations hereunder.  NeuLion shall provide Company with the facilities at NeuLion’s offices in Plainview, New York and all other materials requested by Company as are reasonably necessary to carry out acceptance testing.  At the request of Company, NeuLion shall promptly inform Company when any shipment of STBs has been delivered to NeuLion and is ready to be shipped to Subscribers and/or other customers of Company.  If any acceptance tests fail, which shall mean a failure rate ******* of STBs tested, NeuLion shall have thirty (30) days to cure the problem and present the batch again for acceptance; provided, however, that any such batch shall not be considered delivered for purposes of Section 3(a) until such time as the problem is cured and the batch is accepted by Company.  In addition to (and without limitation of) NeuLion’s other indemnification obligations under this Agreement, and subject to the provisions of Section 18(b) of this Agreement, NeuLion shall indemnify, defend and hold Company and its Affiliates and any employee, officer, director, customer or shareholder of any of the foregoing harmless against all actions, claims, costs (including without limitation reasonable attorney’s fees), expenses, losses, damages and other liability arising from or related to any products liability allegation, claim, suit or action with respect to the STBs or any STB Component.

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4.           NeuLion Service Fees.  Company shall pay to NeuLion the applicable fees set forth in Exhibit C hereto.  Unless otherwise mutually agreed upon by the Parties in writing, the fees set forth in Exhibit C hereto are the sole amounts payable by Company to NeuLion under this Agreement (including without limitation for the STBs, STB Components, the NeuLion Services and any other products or services provided to Company by NeuLion hereunder).

5.           Independent Contractor.  NeuLion is an independent contractor of Company.  Accordingly, no Party shall, nor shall any officer, director, employee, servant, agent or independent contractor of either Party: (a) be deemed an employee of the other Party; (b) commit the other Party to any obligation; or (c) hold itself, himself, or herself out as an employee of the other Party or as a Person with the authority to commit the other Party to any obligation.  As used in this Section 5, the word “Person” means any individual person, entity (including partnerships, corporations and limited liability companies), and government or political subdivision thereof (including agencies, bureaus, offices and departments thereof).

6.           Compliance with Laws *******.

(a)           Compliance with Laws.  Both Company and NeuLion shall comply with any and all applicable governmental statutes, laws, rules, regulations, ordinances, codes, directives and orders (whether federal, state, municipal or otherwise) and all amendments thereto, now enacted or hereafter promulgated (“Laws”) in connection with their respective performance under this Agreement.  Each Party shall be solely responsible for its compliance with all Laws that apply to its obligations under this Agreement.

(b)           *******.  NeuLion shall not, and shall ensure that none of its Affiliates, take any action which *******.  For purposes of the preceding sentence, NeuLion products shall include, without limitation, set top boxes (including without limitation the STBs) manufactured and/or sold by or on behalf of NeuLion.  This Section 6(b) is not intended to negate or limit any obligations either Party may have under any applicable Laws.  The obligations set forth in this Section 6(b) shall not apply to NeuLion following completion of an acquisition of at least a fifty percent (50%) ownership interest in the Company by an entity (other than a Company Affiliate) that offers services that directly compete with the NeuLion Services provided to Company hereunder.

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7.           Intellectual Property Rights and Deliverables.

(a)           The Parties acknowledge and agree that each Party owns its respective intellectual property rights, including without limitation all known and hereafter existing rights, including without limitation, U.S. and foreign copyrights, trademarks, service marks, trade dress, inventions, patents, patent applications, software, know-how and other similar intellectual property and proprietary rights (“Intellectual Property Rights”).  All uses of the Intellectual Property Rights shall inure to the sole benefit of and be on behalf of the Party that owns such rights.  The Parties acknowledge and agree that each Party’s Intellectual Property Rights, and the goodwill associated therewith, are valuable properties belonging to each Party, and that all rights thereto are and shall remain the sole and exclusive property of the Party that owns such rights.  The Parties acknowledge and agree that Company and/or its Affiliates may, in their sole and absolute discretion, develop, create, market, promote, sell and provide, directly or indirectly, products or services utilizing intellectual property similar to or competitive with the NeuLion IP (defined in Section 7(b)) or other property rights owned or controlled by NeuLion or its Affiliates, including without limitation, intellectual property based on the same or similar open source software upon which any NeuLion IP may be based.  Notwithstanding anything set forth in this Agreement to the contrary, nothing herein shall confer upon either Party, any of its respective Affiliates or any other third party any right of ownership in any of the other Party’s Intellectual Property Rights.  The provisions of this Section 7(a) shall survive expiration or termination of this Agreement (for any reason) indefinitely.

(b)           NeuLion IP.   Company understands and agrees that NeuLion shall utilize its (and/or its Affiliates’) proprietary intellectual property in the performance of the NeuLion Services, which intellectual property consists of the Transcoder Licensed Programs (as defined in Section 7(c)(i) below), NeuLion’s proprietary customer management, support and billing software, NeuLion’s proprietary STBs (and all software installed thereon), NeuLion’s standard electronic programming guide, NeuLion Marks (as defined below), and all patents, trademarks, service marks and tradenames owned by NeuLion or on which any license or other right granted to Company or Subscribers by NeuLion hereunder is based (either in whole or in part) (collectively, “NeuLion IP”).  With the exception of the Content, the Subscriber Information, and the look and feel of the Company EPG (as defined in Section C of Exhibit A) (including without limitation, customizations to NeuLion’s standard electronic programming guide to create such look and feel) and any all Intellectual Property Rights owned by Company or any of its Affiliates, NeuLion shall be the owner of the Service and all Intellectual Property Rights therein contained.  For clarity, Company shall at all times during the Term and thereafter own the look and feel of the Company EPG, and the NeuLion IP shall specifically exclude Subscriber Information, the Content, the look and feel of the Company EPG, any materials provided by Company or any of its Affiliates to NeuLion in connection with this Agreement in which Company or any of its Affiliates has any Intellectual Property Rights (including without limitation any Marks or logos of Company or any of its Affiliates) and any Intellectual Property Rights owned by Company or any of its Affiliates.  For further clarity, and with the exception of the customization and look and feel of the Company EPG, the Parties hereto agree that none of the deliverables provided by NeuLion to Company under this Agreement, or any improvements, modifications or additions that may be made thereto, shall be deemed to be “works made for hire” under the federal copyright laws and that NeuLion shall be the owner/author for all, and Company will not contend to the contrary.  Notwithstanding anything set forth to the contrary in this Agreement, nothing set forth in this Agreement shall prohibit either Party from using general knowledge or know-how gained in connection with its performance hereunder or otherwise during the Term of this Agreement or thereafter.  With respect to the NeuLion IP, the Parties agree that, absent written authorization from NeuLion, Company and its Affiliates will not take any action in contravention of any intellectual property Laws.   Company’s violation of the provisions of the immediately preceding sentence shall be a material breach of this Agreement.

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(c)           Content.

(i)           General.  To the extent necessary for NeuLion to fulfill its obligations under this Agreement, Company grants to NeuLion a limited right to use, store encode/transcode (using NeuLion’s proprietary video encoding/transcoding software, the “Transcoder Licensed Programs”), and distribute the Content solely for the purpose of providing the NeuLion Services to Company and delivering the Service to Subscribers during the Term and the Wind Down Period subject to and in accordance with this Agreement; provided, however, that at the written request of Company, NeuLion shall immediately cease any or all of the foregoing activities with respect to all or any portion of the Content as may be specified by Company.  For clarification and not by way of limitation, NeuLion shall have no right to distribute Content, in its original form or in any encoded, transcoded or other format to anyone other than Subscribers during the Term of this Agreement and the Wind Down Period unless otherwise approved in advance in writing by Company.  Notwithstanding anything set forth herein to the contrary, under no circumstance shall NeuLion use the: (A) Service to broadcast any content other than the Content; or (B) the feed of any Content provided by Company (whether fiber or otherwise) for any purpose other than to provide the NeuLion Services to Company and to deliver the Service to Subscribers during the Term and the Wind Down Period subject to and in accordance with this Agreement.  At no time shall Company or any of its Affiliates be under any obligation whatsoever to provide any minimum amount or specific type of Content to or through NeuLion in connection with the Service.  Company shall have the right at any time and from time to time in its sole and absolute discretion for any reason or no reason to: (1) select the Content to be provided via the Service; and (2) modify, substitute, replace or discontinue any such Content or portion thereof.

(ii)          Company Requirements.  Company acknowledges that in order for the Service to be available to Subscribers during the Term and the Wind Down Period, Company must: (A) acquire and aggregate the Content on a daily basis; (B) deliver, at Company’s expense, the Content to NeuLion at the cross connect panel at any mutually agreed upon NeuLion data center facility located in the continental United States (currently NeuLion’s data center located in Palo Alto, California) in a mutually agreed upon format and timeframe as required for daily broadcast to Subscribers and at a quality level reasonably sufficient for such broadcast (for clarity, and without limitation, NeuLion shall be solely and exclusively responsible for any and all cross connect fees incurred as a result of Company’s delivery of the Content); and (C) create and deliver to NeuLion Content meta data (to include, without limitation, Content title and description, Content promotional images (if any) and broadcast Content programming schedules) in a format and pursuant to timelines to be mutually agreed upon from time to time during the Term and the Wind Down Period by the Parties, acting reasonably.  Neither NeuLion nor any of its Affiliates shall be entitled to any amounts from Company or any third party in connection with Company’s sale of advertising, if any, using or in connection with the Service.

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(d)           Trademarks. Company and NeuLion (either Party, a “TM Licensor”) each hereby grants to the other (“TM Licensee”), during the Term and the Wind Down Period, and subject to the terms of this Agreement, a limited, non-exclusive, non-revocable, royalty-free, non-transferable and non-sublicensable license to display and distribute their respective service marks and trademarks (“Marks”), throughout the Territory, in or on promotional material, provided such use is reasonably necessary to perform as contemplated by this Agreement and is approved in advance in writing, by the applicable TM Licensor.  If the applicable TM Licensor does not approve in writing of any such proposed use within five (5) days of a written request from TM Licensee, such request shall be deemed to have been denied by TM Licensor.  TM Licensee agrees to comply with TM Licensor’s written trademark usage policies as provided to TM Licensee by TM Licensor.  Title to and ownership of the TM Licensor’s Marks shall remain with TM Licensor at all times.  The license granted by TM Licensor does not include any ownership interest in the respective Mark(s) and does not include the right to modify or alter any of such Mark(s) in any way.  TM Licensee shall not take any action inconsistent with TM Licensor’s ownership of its respective Marks and any benefits accruing from use of such Marks shall automatically vest in TM Licensor.  TM Licensee shall not create any combination marks with the TM Licensor’s Marks.  This license expressly does not include any use of the Marks for domain or subdomain names.  If TM Licensee’s use of the licensed Marks does not conform to TM Licensor’s quality standards in TM Licensor’s commercially reasonable opinion, TM Licensor shall, in writing, notify TM Licensee of such nonconformance.  If TM Licensee does not cure such nonconformance within forty-eight (48) hours of such notice, TM Licensor may terminate the license granted TM Licensee hereunder.  If TM Licensee does not cure such nonconformance within fifteen (15) days of such notice, TM Licensor may immediately terminate this Agreement upon written notice to TM Licensee.

(e)           NeuLion License.  NeuLion hereby grants the following limited licenses for the Term of this Agreement and the Wind Down Period:

(i)           to Company a limited, non-exclusive, nontransferable license to install and use the NeuLion Transcoder Licensed Programs on hardware owned or operated by Company (or its Affiliates or third party vendors), within the U.S. or outside the U.S., for the purpose of encoding/transcoding Content for transmission to NeuLion for distribution to Subscribers and to make backup copies as reasonably necessary;

(ii)          to Company a limited and non-exclusive license to market, distribute, and sublicense the Service, STBs (including without limitation any and all software installed on such STBs) and STB Components to Subscribers;

(iii)         to Subscribers a limited license to receive and use the Service for purpose of subscribing, ordering, and viewing the Content.

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For clarity, the licenses granted in this Section 7(e) that reference the Service pertain only to those portions of the Service in which NeuLion owns Intellectual Property Rights and expressly excludes any and all Content.

8.           Company Branding Rights.  Company shall have, as further provided for herein, private label branding rights on the Service and STBs with the name, logo and/or other identifying information as may be specified by Company at any time and from time during the Term in its sole discretion for any reason or no reason.  Except as may otherwise be required by applicable Laws, neither Company nor any of its Affiliates shall have any obligation to include information identifying NeuLion as the creator, source, distributor, manufacturer or provider of the Service or any other similar or related services or products, including without limitation, the STBs; provided, however, that the STB initial startup page shall be branded by Company with Company’s logo and in smaller, yet clearly identifiable typeface, the phrase “Powered by NeuLion” in the manner depicted in Exhibit H hereto, which Exhibit H may be changed at any time and from time to time by Company acting reasonably (e.g., if Company elects to change its logo), provided that “Powered by NeuLion” is included in any such replacement STB initial startup page in the same font size and style as shown in the Exhibit H attached hereto as of the Effective Date.  Additionally, the manufacturer of the STB may be identified by means of a small imprint or sticker on the bottom of the STB.  For clarity (and without limitation of the foregoing), except as may otherwise be required by applicable Laws and as expressly set forth in this Section 8, no component of the Service (including without limitation any deliverable to be provided to Company by NeuLion hereunder, STB or STB Component) shall be labeled, branded or otherwise marked with any Mark, name, logo or other marking of NeuLion, its Affiliates, or any third party other than Company, unless expressly agreed to in writing by Company.

9.           Customer and Subscriber Pricing and Business Rules.  Company shall have the right, in its sole discretion for any reason or no reason, to determine: (a) the pricing and packages (if any) applicable to the Content or any portion thereof (including without limitation any required buy-throughs, a la carte channels and any and all combination(s) of channels offered to Subscribers as part of the Service) and the type and pricing of any and all equipment provided to Subscribers in connection with the Service (including without limitation STBs and STB Components); (b) the fees charged to Subscribers in connection with the Service (if any) (including without limitation with respect to specific a la carte channels and programming packages); (c) the Business Rules; and (d) any and all terms and conditions (including without limitation the form and substance of any and all agreements by and between Company and Subscribers) applicable to Subscribers’ receipt of the Service.  Company shall have the right to modify, change, delete or replace any of the foregoing at any time and from time to time in its sole discretion for any reason or no reason.  NeuLion shall implement any changes referenced in this Section 9 as soon as commercially reasonably practicable following a request by Company, consistent with NeuLion’s practices for implementing similar changes for other NeuLion Customers (NeuLion’s current practice is to implement ordinary course changes within five (5) business days).  For the avoidance of doubt (and without limitation of any of the foregoing), with respect to NeuLion and its Affiliates, the relationship between Subscribers and Company (whether contractual or otherwise) shall be for the sole benefit of Company.   For purposes of this Agreement, “Business Rules” shall mean any term, requirement, condition, process or procedure associated with Company’s customization of the Service (including without limitation,

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with respect to billing, packaging, retail pricing, promotions and equipment returns) that are provided by Company to NeuLion for implementation.  By way of example only (and not in limitation), Business Rules may address any of the following: (i) policies regarding shipping of STBs; (ii) Content packaging design, naming and retail pricing; (iii) required “buy throughs” for certain Service subscriptions; (iv) amount of taxes charged on shipping and handling of STBs; (v) the number of days before service is disconnected for non-payment by a Subscriber; (vi) use of remanufactured STBs; (vii) out-of-warranty STB exchanges; and (viii) STB lease and purchase programs.  In addition to (and without limitation of NeuLion’s obligation to implement changes described in this Section 9 as soon as commercially reasonably practicable following a request by Company, consistent with NeuLion’s practices for implementing similar changes for other NeuLion Customers), NeuLion agrees to, in any event, once per calendar quarter, implement changes to the Business Rules in item (ii) above no later than thirty (30) days following receipt of such changes in writing from Company.

10.           Representations and Warranties.

(a)           NeuLion.  NeuLion hereby warrants and represents that: (i) it has the right, power and authority to enter into this Agreement and to fully perform its obligations under this Agreement; (ii) entering into this Agreement does not violate any existing agreement between NeuLion and any third party; (iii) it has and will maintain for the Term and the Wind Down Period (as defined in Section 13 below) all the necessary rights, title and ownership in and to the NeuLion IP to perform its obligations hereunder and to grant the licenses contained in Section 7(e) of this Agreement; (iv) none of the NeuLion IP, STBs, STB Components, NeuLion Services nor any of the deliverables to be provided to Company by NeuLion hereunder, either in whole or in part, infringe upon or constitute a misappropriation (or at any time during the Term and the Wind Down Period will infringe upon or constitute a misappropriation) of any Intellectual Property Rights of any third party; (v) the use in the Territory of the STBs, STB Components and the Service by Subscribers and others is not prohibited or restricted by any Laws, industry or governmental standards or regulations which may apply to the manufacture or sale of STBs or the provision of the Service; (vi) as of the Effective Date and at all times during the Term and the Wind Down Period, the ******* channel limit described in Exhibit C, paragraph B(1) for purposes of the Monthly Operations Fee is no more restrictive than the same or similar channel limit imposed on any other NeuLion Customer for purposes of charging the same or a similar fee to such other NeuLion Customer; (vii) as of the Effective Date and at all times during the Term, the performance standards and provisions applicable thereto set forth in Exhibit G are and will be as favorable or more favorable than any performance standards and the provisions applicable thereto provided by NeuLion to any other NeuLion Customer; and (viii) as of the Effective date, when compared on a net-effective basis, the fees, charges and other amounts payable by Company hereunder are each as favorable or more favorable than the same or similar fees, charges and other amounts charged by NeuLion to any NeuLion Customer except for NeuLion Affiliates.

(b)           Company.     Company hereby warrants and represents that: (i) it has the right, power and authority to enter into this Agreement and to fully perform its obligations under this Agreement; (ii) entering into this Agreement does not violate any existing agreement between Company and any third party; and (iii) it has and will maintain for the Term and the Wind Down Period all the necessary license, rights, title and/or ownership in and to the Content, and to the Marks that it will provide to NeuLion for NeuLion’s use in connection with this Agreement; and (iv) it has no knowledge or reasonable basis to believe that the Content and the Company-provided Marks infringe upon, violate or constitute a misappropriation of any Intellectual Property Rights of any third party;

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11.           Performance Standards.  NeuLion shall at all times perform hereunder in accordance with the Performance Standards set forth in Exhibit F and Exhibit G.  For clarity (and without limitation of any of the foregoing), DISH’s right to receive any amounts from NeuLion pursuant to Exhibit G as a result of NeuLion’s failure to meet any Performance Standard is without prejudice to DISH’s right to terminate this Agreement in accordance with the terms and conditions set forth herein (including without limitation Section 12(c)(ii)).

12.           Termination.  This Agreement may be terminated:

(a)           by either Party (i) in the event of a breach of any of the other Party’s obligations or any representation or warranty set forth in this Agreement that has not been cured (if curable) within thirty (30) days following such other Party’s receipt of written notice of such breach from the terminating Party; (ii) immediately upon the insolvency of or the filing of a petition of bankruptcy by a Party; or (iii) in accordance with any other provisions of this Agreement expressly addressing termination;

(b)           upon mutual written Agreement of the Parties;

(c)           immediately by Company: (i) upon a change of control in the ownership of NeuLion whereby a competitor of Company or any of its Affiliates directly or indirectly controls NeuLion; (ii) upon NeuLion’s failure to meet any Performance Standard for a cumulative period of *******; or (iii) if bandwidth limitations imposed by internet service providers (ISP’s) limit the ability of Subscribers to use the Service in a manner that materially adversely affects the expected economic benefits of Company hereunder;

(d)           by Company, after the Year Two Period (as defined in Section B.4 of Exhibit C hereto) and on at least sixty (60) days written notice, in the event that: (i) Company has ******* Subscribers; and (ii) for a period of time equal to the period of time remaining in the Initial Term as of the date of termination, Company ceases offering the Content then on the Service as of the date of termination via an IPTV service that utilizes an IPTV-dedicated set top box; or

(e)           by either Party forty-five (45) days after the conclusion of a Migration of all Subscribers.

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13.           Migration.  In addition to (and without limitation of) Company’s right to effect a Migration during the Year Two Period (as defined and further described in Section B.4 of Exhibit C hereto), at any time and from time to time on or following the date that is ******* after the Effective Date, and for forty-five (45) days following expiration or termination of this Agreement for any reason (such forty-five (45) day period, the “Wind Down Period”), upon thirty (30) days prior written notice to NeuLion, Company may, in its sole discretion for any reason or no reason and without liability to NeuLion, effect a Migration.  As used herein, a “Migration” means the transfer of all or any portion of the Subscribers from the Service to a different IPTV or other video service designated by Company (including without limitation, an IPTV or other video service owned and/or operated by Company or any of its Affiliates (an “Other Video Service”)) as a result of Company requiring such Subscribers to change from the Service to such Other Video Service.  A Migration may occur in phases and Content language by Content language, as determined by Company at any time and from time to time in its sole discretion for any reason or no reason.  In the event of a Migration, NeuLion agrees to cooperate with Company in effecting a smooth transition of the applicable Subscribers to the applicable Other Video Service.  The Parties shall continue to perform their respective obligations hereunder (including without limitation NeuLion’s provision of all Subscriber billing-related services provided as part of the NeuLion Services) during any Migration.  In this regard, the Parties agree as follows with regard to any Migration process:

(a)           Company shall be entitled to replace Subscribers’ STBs with set top boxes of its choosing supplied by Company or one or more third parties (the “Migration STBs”).  As the Migration STBs are provisioned, such Subscriber shall be converted to the applicable Other Video Service and no longer be considered a Subscriber under this Agreement for any reason (a “Migrated Subscriber”).

(b)           With respect to any Subscriber, NeuLion shall immediately cease providing any and all billing and collection services for such Subscriber upon notice from Company that such Subscriber has become a Migrated Subscriber, which notice may be provided to NeuLion by Company via NeuLion’s web-based support request tracking system identified in Exhibit F, or by formal notice in accordance with Section 27.  For clarity (and without limitation of the foregoing), NeuLion shall continue performing billing and collection services for each Subscriber until the date on which such Subscriber becomes a Migrated Subscriber.  With respect to Subscribers that become Migrated Subscribers during any Reporting Period, NeuLion shall prorate the Operations Fee (as defined in Section B.1 of Exhibit C hereto) payable by Company to NeuLion for the applicable Reporting Period based on the number of days during such Reporting Period that each such Migrated Subscriber remained active and received the Service prior to the date on which such Subscriber became a Migrated Subscriber.

(c)           Except as otherwise expressly set forth in this Section 13(c), upon NeuLion’s cessation of billing and collection services for a Migrated Subscriber as set forth in Section 13(b) or 13(f) of this Agreement, NeuLion shall, at Company’s direction in its sole discretion for any reason or no reason, promptly return or destroy any and all Confidential Information in its possession (including but not limited to all copies of any Confidential Information) with respect to such Migrated Subscriber (including without limitation Subscriber Information) and certify such destruction in writing to Company.  If Company fails to direct NeuLion with respect to the disposition of any such Confidential Information related to a Migrated Subscriber (including without limitation Subscriber Information), NeuLion shall send all such Confidential Information to Company’s designated contact person, and if no such contact person has been designated by Company after NeuLion’s written request to Company therefor, to the notice address provided in this Agreement within five (5) days following the date on which such Subscriber became a Migrated Subscriber.  The provisions set forth herein are in addition to (and without limitation of) any other obligations of the Parties and their respective Affiliates set forth herein with respect to the treatment of Confidential Information (including without limitation Subscriber

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Information).  For clarity, except for Subscriber Information, and any copies thereof, with respect to a Subscriber that has either formally contested a bill for the Service (with respect to which amounts payable thereunder are outstanding as of the date on which such Subscriber becomes a Migrated Subscriber) or otherwise has unpaid amounts due and owing for the Service as of the date on which such Subscriber becomes a Migrated Subscriber (collectively, the “Contested Bill Subscriber Information”), NeuLion shall not retain any Subscriber Information following the date that is five (5) days after the date on which the applicable Subscriber became a Migrated Subscriber.  Upon retaining any Contested Bill Subscriber Information, NeuLion shall notify Company of the name and address of the corresponding Subscriber.  Following resolution of any such contested bill or payment of amounts due and owing for the Service (such period of time not to exceed sixty (60) days following the applicable Migration), NeuLion shall immediately send all Contested Bill Subscriber Information for the applicable Subscriber to Company at the notice address provided herein.

(d)           NeuLion shall invoice Company at a rate of ******* for services provided to Company by  NeuLion personnel at Company’s written request to assist Company in any Migration process (the “Migration Services”).  Migration Services shall include, without limitation, dismantling and returning to Company all Company-owned equipment located at NeuLion data centers and other such services as Company may request in writing that NeuLion perform: (1) in connection with a Migration; and (2) that are in excess of NeuLion’s obligations hereunder (i.e., in excess of the NeuLion Services and deliverables to be provided to Company by NeuLion in the ordinary course of this Agreement).

 (e)           At any time during the Term of this Agreement, Company shall have the option (but not the obligation), in its sole discretion for any reason or no reason, to transfer Subscriber billing and/or shipping and provisioning services provided by NeuLion as part of the NeuLion Services to its own or a third-party billing and/or shipping and provisioning system (in which event NeuLion shall otherwise continue to perform its obligations hereunder).  The parties agree to negotiate in good faith the terms and conditions of any such transfer, with the understanding that the fees set forth in this Agreement shall not change as the result of a transfer of any such billing and/or shipping and provisioning services.

(f)           If Company elects to effect a Migration of all Subscribers during the Renewal Term (if any), Company shall complete such Migration within one hundred eighty (180) days of providing notice thereof to NeuLion in accordance with this Section 13.

(g)           Each Party acknowledges and agrees that it is not hereby granting any exclusive rights to the other Party or to any of the other Party’s Affiliates.  Accordingly, nothing set forth in this Agreement shall restrict Company or any of its Affiliates from directly or indirectly operating or offering (including without limitation to Migrated Subscribers) any other video service, including without limitation any other IPTV service, or any other product or service whatsoever (including without limitation any other video service that includes content that is the same or similar to all or any part of the Content, or that contains programming packages that are the same or similar to the programming packages offered via the Service) at any time and from time to time during the Term, the Wind Down Period or thereafter.

With the exception of Section 13(g), the provisions of this Section 13 shall survive expiration or termination of this Agreement for any reason for a period of forty-five (45) days.  The provisions of Section 13(g) shall survive expiration or termination of this Agreement for any reason indefinitely.

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14.           Confidentiality. The provisions of this Section 14 shall survive expiration or termination of this Agreement for any reason indefinitely.

(a)           “Confidential Information” means and shall include: (i) the terms and conditions of this Agreement and all prices, rates and other financial information related to the Service; (ii) all information relating to Subscribers, prospective Subscribers and former Subscribers, including without limitation, such Subscribers’, prospective Subscribers’ and former Subscribers’ names, addresses, e-mail addresses, internet protocol addresses, telephone numbers and credit/debit card and billing information (whether obtained directly or indirectly by NeuLion) (collectively “Subscriber Information”); and (iii) all information one Party provides to the other which is clearly identified as confidential or proprietary, or which would logically be considered confidential or proprietary by virtue of its relation to the subject matter of this Agreement.  In addition to (and without limitation of) the foregoing and any other provision of this Agreement addressing Confidential Information (including without limitation Subscriber Information), except as otherwise expressly provided herein with respect to NeuLion and as necessary for NeuLion to perform hereunder subject to and in accordance with this Agreement, NeuLion shall not directly or indirectly sell, transfer or use any Confidential Information, including without limitation any Subscriber Information.  For clarity, any and all prospective Subscriber, Subscriber or former Subscriber credit/debit card information collected by or on behalf of NeuLion in connection with its performance hereunder shall constitute Subscriber Information.  Neither Company nor any of its Affiliates shall sell, transfer or use any Confidential Information received from NeuLion except as necessary for Company to perform hereunder.  Confidential Information (including without limitation Subscriber Information) disclosed by either Party to the other (and/or in the case of Subscriber Information, obtained directly or indirectly by NeuLion from prospective Subscribers, Subscribers and former Subscribers as a result of its performance hereunder) shall be held by the recipient in confidence and not be made available for third parties to use (except by Company to one or more of its Affiliates in connection with Company’s performance hereunder and except by Company with respect to Subscriber Information (which Subscriber Information, for clarity, Company shall exclusively own and may, in its sole discretion for any reason or no reason, without limitation, use for any purpose whatsoever or sell, transfer or otherwise distribute to any person or entity whatsoever)).  For clarity (and without limitation of the foregoing), at no time during the Term or thereafter shall NeuLion disclose any Confidential Information (including without limitation Subscriber Information) to any of its Affiliates or any other third party.  Subject to the provisions of Section 14(b) with respect NeuLion, each Party will direct its employees, Affiliates (solely with respect to Company), contractors, consultants and representatives who have access to any Confidential Information to comply with all of the terms of this Section 14.  Information shall not be Confidential Information if it is: (i) or becomes available to the public through no wrongful act of the receiving Party; (ii) already in the possession of the receiving Party and not subject to any agreement of confidence between the Parties; (iii) received from a third Party without restriction for the benefit of the disclosing Party and without breach of this Agreement; (iv) independently developed by the receiving Party; or (v) disclosed pursuant to a requirement of a duly empowered government agency or a court of competent jurisdiction after due notice

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and an adequate opportunity to intervene is given to the disclosing Party unless such notice is expressly prohibited by such government agency or court of competent jurisdiction.  Except as otherwise expressly set forth herein, within five (5) days following the end of the Wind Down Period, each Party shall at the other Party’s direction, either return or destroy all of the other Party’s Confidential Information (including without limitation all Subscriber Information), and in the case of destruction, so certify to the other Party in writing; provided that in the event that either Party does not so direct the other Party, the receiving Party shall destroy the other Party’s Confidential Information (including without limitation the return of all Subscriber Information by NeuLion to Company) and, at the other party’s request certify such destruction to the other Party in writing.  For clarity, except for Subscriber Information, and any copies thereof, with respect to a Subscriber that has either formally contested a bill (with respect to which amounts payable thereunder are outstanding as of the date that is five (5) days following the end of the Wind Down Period) or otherwise has unpaid amounts due and owing for the Service as of the date that is five (5) days following the end of the Wind Down Period (collectively, the “Wind Down Contested Bill Subscriber Information”), NeuLion shall not retain any Subscriber Information following the date that is five (5) days after the last day of the Wind Down Period.  Upon retaining any Wind Down Contested Bill Subscriber Information, NeuLion shall notify Company of the name and address of the corresponding Subscriber.  Following resolution of any such contested bill or payment of amounts due and owing for the Service (such period of time not to exceed sixty (60) days following the last day of the Wind Down Period), NeuLion shall immediately send all Wind Down Contested Bill Subscriber Information for the applicable Subscriber to Company at the notice address provided herein.

(b)          In addition to (and without limitation of) the provisions of Section 14(a), NeuLion shall not make available any Company Confidential Information (including without limitation Subscriber Information) to any employee of NeuLion that works on any matter related or connected to the businesses of NeuLion’s Affiliates or any entity or individual that currently or in the future operates or directs the business activities of any of such Affiliates, either in whole or in part.  This Section 14(b) shall not apply to NeuLion’s full-time management personnel at the vice president level or above, or NeuLion’s accounting and technical personnel employed by NeuLion on a full-time basis, solely to the extent that: (1) such personnel have a need to know such Company Confidential Information and require access to the same in order for NeuLion to perform hereunder; and (2) the access to and use of such Company Confidential Information (including without limitation Subscriber Information) by such personnel does not otherwise violate any provision of this Agreement.  At all times during the Term and thereafter, NeuLion shall use its best efforts to cooperate with Company to ensure NeuLion’s compliance with the terms and conditions of this Section 14(b).

15.           Records and Reporting.     In addition to (and without limitation of) any other reporting obligations set forth in this Agreement, and except as provided in Exhibit G hereof, at all times during the Term and the Wind Down Period NeuLion shall provide Company with real time, web-based access to all order, billing, support and other customer and Subscriber records and documentation (including without limitation Subscriber Information) collected or maintained by or on behalf of NeuLion in connection with the Service.  In addition to (and without limitation of) the foregoing, NeuLion shall provide Company with electronic copies of any such records and documents within twenty-four (24) hours of a request by Company.

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16.           Subscriber Information; Targeting; PCI; Privacy Policy.

(a)           Subscriber Information. Subscribers shall be deemed customers of Company and shall be under the sole ownership of the Company and not NeuLion.  NeuLion agrees that Subscriber Information is Company Confidential Information at all times during and after the Term, including for clarity, and without limitation, after expiration or termination of this Agreement for any reason and after any Migration or the Wind Down Period.  NeuLion may use the Subscriber Information solely for the purpose of performing its obligations under this Agreement and for no other purpose whatsoever.  Notwithstanding anything set forth to the contrary in this Agreement, any and all Subscriber Information shall at all times during the Term and thereafter be owned by, and remain the sole and exclusive property of, Company.  NeuLion expressly acknowledges and agrees that under no circumstances shall it share any Subscriber Information with, or otherwise disclose any Subscriber Information to, any third party, including without limitation its Affiliates, any other service provider or any other NeuLion content providers.  The provisions of this Section 16(a) shall survive expiration or termination of this Agreement for any reason indefinitely.

(b)           Targeting.    During the Term and thereafter, NeuLion will not, and will ensure that NeuLion’s Affiliates will not, in any way directly or indirectly target any Subscribers or former Subscribers for purposes of marketing, promoting, selling or soliciting orders for any product or service other than the Service through the direct or indirect use of any Subscriber Information or any list derived, including or compiled in any way therefrom.  Subject to Section 6(b) of this Agreement, this Section 16(b) shall not prohibit NeuLion from using any information generally available in the marketplace for purposes of marketing, advertising or selling any services, or communicating with potential customers regarding such services generally, including without limitation through the use of radio, television, telephone, newspaper advertisements and mass mailings.  The provisions of this Section 16(b) shall survive expiration or termination of this Agreement for any reason indefinitely.

(c)           PCI Data Security Standards.  NeuLion will at all times protect the confidentiality and security of cardholder data of potential Subscribers, Subscribers and former Subscribers (“Cardholder Data”) in compliance with the Payment Card Industry Data Security Standards (“PCI Data Security Standards”) promulgated by the PCI Security Standards Council, LLC or any successor entity thereto, as may be amended from time to time, and which are available at:  https://www.pcisecuritystandards.org.  NeuLion acknowledges and agrees that Cardholder Data may only be used: (i) to the extent necessary to verify, store, process or transmit Cardholder Data to Company to complete a card transaction; (ii) for fraud control; (iii) as specifically agreed to by the applicable payment card company, provided that such use has also been approved in writing by Company, such approval not to be unreasonably withheld; or (iv) as required by applicable Laws.  In the event of a breach or intrusion of or otherwise unauthorized access to Cardholder Data stored at or for NeuLion, NeuLion will immediately notify Company and the applicable payment card company, in the manner required in the PCI Data Security Standards, and provide Company and the applicable payment card company and their respective designees access to NeuLion’s facilities and all pertinent records to conduct a review of NeuLion’s compliance with the PCI Data Security Standards. NeuLion will fully cooperate with any review of their facilities and records provided for herein. NeuLion will maintain appropriate business continuity procedures and systems to ensure security of Cardholder Data in the event of a disruption, disaster or failure of NeuLion’s data systems.  NeuLion and its successors and assigns will comply with the PCI Data Security Standards after termination or expiration of this Agreement.

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(d)           Privacy Policy.  Company shall make available to NeuLion, and to each Subscriber to the Service, a clear written statement of its privacy policy relating to Subscribers’ personally identifiable information (the “Privacy Policy”).  NeuLion shall comply with the Privacy Policy at all times.  Furthermore, NeuLion acknowledges and agrees that all Subscriber Information collected by, or provided to, NeuLion pursuant to and related to this Agreement, whether collected from, or provided by, Company or a Subscriber, shall be subject to, and used in accordance with, the terms and conditions of the Privacy Policy and all applicable Laws.

17.           *******.

(a)           During the Term and the Wind Down Period, NeuLion agrees that the NeuLion Services provided to Company and the Service provided to Subscribers shall be ******* Company and Subscribers (including without limitation, the Service) under this Agreement (collectively, the “NeuLion Customers,” and each a “NeuLion Customer”).  In furtherance of the foregoing, NeuLion agrees that ******* for any other reason whatsoever.  Accordingly, NeuLion will provide ******* NeuLion Customers from time to time during the Term.  In addition to (and without limitation of) the foregoing, NeuLion shall offer Company ******* NeuLion Customers (other than NeuLion Affiliates).  In addition to (and without limitation of) the foregoing, NeuLion will not: *******

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******* NeuLion Customer.  Notwithstanding anything set forth to the contrary in this Section 17, this Section 17 shall not prohibit NeuLion from providing *******.

(b)           In addition to (and without limitation of) the foregoing, commencing on the date on which Company achieves ******* during the Term and the Wind Down Period, provided Company maintains *******, NeuLion agrees that the fees, charges and any and all amounts payable by Company to NeuLion pursuant to Sections A, B and C of Exhibit C, on an individual net- effective basis, shall be ******* the fees, charges or amounts payable *******. The obligations set forth in this Section 17(b) shall not apply to NeuLion following completion of an acquisition of at least a fifty percent (50%) ownership interest in the Company by an entity (other than a Company Affiliate) *******.

18.           General Indemnification; Defense; Cooperation.

(a)           Except to the extent of the Indemnitee Group’s (as hereinafter defined) negligence or misconduct, each Party (the “Indemnitor”) shall indemnify, defend and hold harmless the other Party (and solely with respect to Company, its Affiliates), and its and their respective officers, directors, employees, agents and shareholders, and its and their respective assigns, heirs, successors and legal representatives (collectively, the “Indemnitee Group”) from and against any and all costs, losses, liabilities, damages, lawsuits, judgments, claims, actions, penalties, fines and expenses, including without limitation, interest, penalties, reasonable attorneys’ fees, and all monies paid to one or more people or entities that are not the Parties or an Affiliate of Company, agents or representatives, in the investigation, defense or settlement of any or all of the foregoing (“Claims”), that are made by any third party to the extent that such Claims arise out of, or are incurred in connection with: (i) Indemnitor’s performance or failure to perform under this Agreement; (ii) Indemnitor’s breach of any of its obligations hereunder; (iii) Indemnitor’s breach of any representation or warranty contained in this Agreement; or (iv) Indemnitor’s failure to comply with any Law.

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(b)           Indemnification Process.  In the event that a Claim is asserted against the Indemnitee Group that would give rise to a claim for indemnification under this Section 18, the Indemnitee Group shall: (i) provide written notice to Indemnitor within ten (10) days after becoming aware of such Claim; provided that Indemnitor’s obligation to defend shall only be reduced to the extent that its ability to provide a defense has been materially and adversely affected by any failure to so notify; and (ii) Indemnitor, at its sole cost and expense and upon written notice to the Indemnitee Group, may assume the defense of such Claim with counsel selected by Indemnitor in its sole and absolute discretion.  The Indemnitee Group: (i) shall not compromise the Claim in any way or admit liability without Indemnitor’s prior written consent; and (ii) shall cooperate with Indemnitor in defense of such Claim and accept any settlement recommended by Indemnitor so long as (1) the Indemnitee Group does not admit any fault or liability under such settlement; and (2) the entire amount of such settlement is paid by Indemnitor.

(c)           Indemnification Process for High-Risk Claims.  Notwithstanding the foregoing provision and anything to the contrary contained herein, in the event of Claims relating to or arising from the Indemnitee Group’s third-party contracts, the Indemnitee Group’s or a third party’s intellectual property rights pursuant to Section 19 of this Agreement, the Indemnitee Group shall have the right to select counsel in its sole and absolute discretion, at Indemnitor’s sole but reasonable cost and expense, and shall have the right to the exclusive conduct of all negotiations, litigation, settlements and other proceedings arising from any such Claim; provided that Indemnitor shall have the right to approve any settlement that requires Indemnitor to indemnify the Indemnitee Group against a settlement payment.  Indemnitor shall cooperate with the Indemnitee Group in connection with any such negotiation, litigation, settlement, defense or other proceeding and shall not compromise the Claim in any way or admit liability without the Indemnitee Group’s prior written consent.

(d)  Survival.  The provisions of this Section 18 shall survive the expiration or termination of this Agreement (for any reason) indefinitely.

19.           IP Indemnification.

(a)           In addition to (and without limitation of) each Party’s respective indemnification obligations set forth in Section 18 of this Agreement: (i) NeuLion will indemnify, defend and hold harmless Company and it Affiliates and its and their respective officers, directors, employees, agents and shareholders, and its and their respective assigns, heirs, successors and legal representatives (the “Company Group”) from and against all third-party claims against, and any related damages, claims, expenses (including reasonable attorney’s fees), judgments, liabilities and costs, which such party may suffer or incur relating to any claim or action alleging that the NeuLion IP, the STBs, the STB Components, the NeuLion Services, the Service (excluding the Content) (solely for purposes of this Section 19, collectively, the “NeuLion IP Indemnification Items”) infringe  any third-party Intellectual Property Rights; and (ii) Company will indemnify, defend and hold harmless NeuLion and its officers, directors, employees, agents and shareholders, and its and their respective assigns, heirs, successors and legal representatives (the “NeuLion Group”) from and against all third-party claims against, and any related damages, claims, expenses (including reasonable attorney’s fees), judgments, liabilities and costs, which such party may suffer or incur relating to any claim or action alleging that the Content infringes any third-party Intellectual Property Rights.

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(b)           In the event of any third-party claim against a member of the Company Group in respect of any of the NeuLion IP Indemnification Items, or any portion thereof, NeuLion, at its option, may: (a) obtain the right to use such NeuLion Indemnification Items, or applicable portion thereof, without obligation on the part of Company to the owner of the allegedly infringed intellectual property; (b) modify the infringing portion of the NeuLion IP Indemnification Items without materially diminishing the functionality or performance, thereof, to become non-infringing at NeuLion’s sole expense; or (c) discontinue the use of infringing NeuLion Indemnification Items, or the infringing portion thereof, to the extent that NeuLion continues to meet its obligations hereunder.  In the event of any third-party claim against any member of the NeuLion Group in respect of the Content, Company, at its option, may: (i) obtain the right to use the Content without obligation on the part of NeuLion to the owner of the allegedly infringed intellectual property, or (ii) discontinue the use of infringing Content.  The provisions of this Section 19 shall survive the expiration or termination of this Agreement (for any reason) indefinitely.

20.           Limitation of Liability.  THE PARTIES AGREE THAT, EXCEPT FOR BREACHES OF, OR CLAIMS UNDER, SECTIONS ******* OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, EXEMPLARY, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER INDIRECT DAMAGES OF WHATEVER NATURE, WHETHER FORESEEABLE OR NOT, INCLUDING WITHOUT LIMITATION, ANY PAYMENT FOR LOSS OF GOODWILLL WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

21.           Assignment; Amendment; Waiver; Subcontracting.

(a)           Neither Party may assign this Agreement or any of its respective rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that Company may assign this Agreement to an Affiliate of Company in whole or in part at any time upon notice to NeuLion.  Notwithstanding the foregoing, the public offering of a Party, a sale of a controlling interest in a Party, or a sale of substantially all of the assets of a Party shall not constitute an assignment for purposes of this Section.

(b)           This Agreement and the rights and obligations hereunder may not be in whole or part: (i) amended; (ii) waived; or (iii) subcontracted by either Party, without the prior written consent of the other Party.  Any purported modification without such prior written consent shall be null and void.  Notwithstanding anything set forth to the contrary in this Agreement, Company may subcontract its obligations, either in whole or in part, to any of its Affiliates at any time and from time to time in its sole discretion for any reason or no reason, provided that Company shall be responsible for the acts and omissions of its Affiliate(s).  The failure of a Party to assert any of its rights under this Agreement, including without limitation the right to demand strict performance, shall not constitute a waiver of such rights.

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22.           Audit.  Subject to the confidentiality provisions of this Agreement, during the Term of this Agreement and for a period of two (2) years thereafter, NeuLion shall keep and maintain accurate and complete books and records of account in connection with its performance under this Agreement (including without limitation internet protocol addresses all data related to the STBs and the Service and all other items with respect to which NeuLion has any reporting obligations to Company hereunder).  For clarity, with the exception of Contested Bill Subscriber Information (with respect to which amounts payable thereunder are outstanding as of the date that is five (5) days following the end of the Wind Down Period), all Subscribers, former Subscribers and Migrated Subscribers shall be identified in NeuLion’s books and records by such Subscribers’, former Subscribers’ and Migrated Subscribers’ corresponding STB MAC address(es), or by such other information as may be mutually agreed upon by the Parties in writing that uniquely identifies each such Subscriber, former Subscriber and Migrated Subscriber.  For further clarity (and without limitation of any of the foregoing) this Section 22 shall not affect NeuLion’s obligations to return and/or destroy Confidential Information (including without limitation Subscriber Information) in accordance with the terms and conditions of this Agreement.  Company may audit the books and records of NeuLion relevant to this Agreement no more than twice each year.  All such audits shall be performed at NeuLion’s principal offices, in the United States, where such records are kept by an independent accounting firm chosen by Company.  Except as otherwise provided in this Section 22, all audits shall be performed at the sole expense of the Company.  All such audits will take place on reasonable notice and during NeuLion’s normal business hours.  Such audits will be conducted to determine that NeuLion is or has performed in accordance with the terms and conditions of this Agreement and all Business Rules (including without limitation, with respect to NeuLion’s accounting, billing, cash collection and cash distribution obligations in connection with this Agreement).  NeuLion shall cooperate with Company by making available all personnel and books and records relevant to this Agreement that are requested by the applicable independent accounting firm during any audit conducted hereunder.  Any accounting discrepancies will be resolved within thirty (30) days from the last day of the audit, and in the event those discrepancies reveal an overcharge of, or underpayment to, Company by Neulion that is *******, NeuLion will pay the amount of such overpayment or underpayment together with the reasonable and actual costs of the audit incurred by Company within sixty (60) days of the completion of the applicable audit.  The audited books and records as well as the results of any such audit shall be considered Confidential Information as set forth in this Agreement; provided, however, nothing in this provision shall be construed to preclude the use of such materials in the course of litigation between the Parties regarding this Agreement, if necessary.   Company shall be entitled to conduct an audit regardless of the existence of any claim, dispute, controversy, litigation or other action between the Parties.  The provisions of this Section 22 shall survive expiration or termination of this Agreement for any reason or no reason for a period of two (2) years.

23.           No Third Party Beneficiaries.  Except as otherwise set forth herein, this Agreement is entered solely by and between the Parties and shall not be deemed to create any rights in, or obligations to, any third parties.

24.           Insurance.  NeuLion shall, at its own expense, obtain and maintain the following insurance:

(i)           Commercial General Liability, with coverage including, without limitation, premises/operations, contractual, personal and advertising injury, and products/completed operations liabilities, with limits of at least five million dollars ($5,000,000) per occurrence for bodily injury and property damage combined.  Company shall be named as an additional insured.

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(ii)          Worker’s Compensation insurance, including coverage for all costs, benefits, and liabilities under Worker’s Compensation and similar laws which may accrue in favor of any person employed by NeuLion for all states in which the Services are rendered, and Employer’s Liability insurance with limits of liability of at least two hundred fifty thousand dollars ($250,000) per accident or disease and seven hundred fifty thousand dollars ($750,000) aggregate by disease.

Insurance shall be purchased from companies having a rating of A-VII or better in the current Best’s Insurance Reports published by A.M. Best Company.  Policies of insurance shall provide that they will not be canceled or materially changed without at least thirty (30) days prior written notice to Company.  Certificates of insurance evidencing coverage shall be submitted in advance of or concurrent with the execution of this Agreement, and on each insurance policy renewal thereafter.  NeuLion shall, at Company's request, provide copies of required insurance policies.  If NeuLion does not provide Company with such certificates of insurance, or if in Company’s sole opinion, such policies do not afford adequate protection for Company, Company will so advise NeuLion, and if NeuLion does not furnish evidence of acceptable coverage within fifteen (15) days, Company shall have the right, in its sole discretion for any reason or no reason, to immediately terminate this Agreement.  Failure to obtain and maintain required insurance shall not relieve NeuLion of any obligation contained in this Agreement.  Additionally, any approval by Company of any of NeuLion’s insurance policies shall not relieve NeuLion of any obligation contained in this Agreement, including liability for claims in excess of described limits.

25.           Force Majeure.  Notwithstanding anything to the contrary set forth in this Agreement, neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement during the period of a Force Majeure Event to the extent that performance is prevented by such Force Majeure Event.  The party that is prevented from fully performing its obligations under this Agreement due to such Force Majeure Event (the “Affected Party”) shall promptly take and continue to take all reasonable actions to resume its performance as soon as possible.  “Force Majeure Event” shall mean the following unforeseen and extraordinary events that are beyond the reasonable control of the Affected Party:  (a) acts of God; (b) acts of a public enemy; (c) acts of a government in its sovereign capacity; (d) war; (e) catastrophic weather conditions such as hurricanes, tornadoes and typhoons; (f) fire, earthquakes, floods, epidemics, quarantine restrictions, sabotage, riot and embargoes; (g) transmission of Content through the ‘last mile’, or final leg of delivering connectivity from the Subscriber’s local communications provider to the Subscriber’s viewing location; and (h) failure of financial institutions or payment systems, which in every case listed in items (a) through (g) above are: (i) without fault or negligence of the Affected Party or its suppliers and subcontractors, and (ii) prevent the Affected Party from performing its obligations under this Agreement.  The Affected Party shall provide notice to the other party of a Force Majeure Event within twenty four (24) hours following the commencement of the Force Majeure Event (or, if not possible due to such Force Majeure Event, as soon as possible thereafter).  Such notice shall specify, at minimum, the date and time of commencement of the Force Majeure Event, the cause of the Force Majeure Event and the Affected Party’s plan to resume its performance.  Events for which such notice is not delivered shall not be deemed to be Force Majeure Events.  In the event that a Force Majeure Event prevents the Affected Party from performing its obligations under this Agreement, in whole or in part, for a period of ten (10) or more days in excess of the applicable time period specified herein for such performance, if any, the other party shall have the right to terminate this Agreement immediately upon delivery of written notice to the Affected Party.  For the avoidance of doubt, NeuLion’s payments to Company hereunder shall not be excused during the period of any Force Majeure Event except to the extent that a Force Majeure Event listed in item (h) above prevents or delays such payments.

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26.           Governing Law.  The relationship between the Parties and their present and future Affiliates, including without limitation all disputes, controversies or claims, whether arising in contract, tort, under statute or otherwise, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be made and performed entirely within the State of New York by residents of the State of New York, without giving any effect to any of its conflict of law or any other provisions that would require the application of the laws of any other jurisdiction.  If Company chooses to file a lawsuit or pursue an action arising from or relating to this Agreement or the relationship between the Parties created hereby, such lawsuit or action shall be litigated solely and exclusively before the United States District Court for the Southern District of New York or the United States District Court for the Eastern District of New York, and if neither the United States District Court for the Southern District of New York nor the United States District Court for Eastern District of New York has subject matter jurisdiction over any such matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in the County of New York or the County of Nassau, New York.  If NeuLion chooses to file a lawsuit or pursue an action arising from or relating to this Agreement or the relationship between the Parties created hereby, such lawsuit or action shall be litigated solely and exclusively before the United States District Court for the District of Colorado, and if the United States District Court for the District of Colorado does not have subject matter jurisdiction over any such matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in the City and County of Denver in the State of Colorado.  The parties and their present and future Affiliates consent to the in personam jurisdiction of the United States District Court for the Southern District of New York and the United States District Courts for the Eastern District of New York, the United States District Court for the District of Colorado, and the appropriate state courts located in the County of New York and the County of Nassau in the State of New York and the City and County of Denver in the State of Colorado, and waive, fully and completely, any right to dismiss and/or transfer any action pursuant to Title 28 U.S.C. Section 1404 or 1406 (or any successor statute).

27.           Notices.  Any notice, request, demand or other communication required to be given or made in connection with this Agreement shall be: (a) in writing; (b) delivered or sent (i) by hand delivery, evidenced by a signed, dated receipt, (ii) postage prepaid via U.S. certified mail, return receipt requested, (iii) by overnight delivery via a nationally recognized courier service, charges prepaid, or (iv) via confirmed facsimile transmission; and (c) deemed given or made on the date of delivery (if by hand delivery, certified mail, or overnight courier service), or on the date of sending (if by facsimile transmission), if sent to the applicable Party at the addresses set forth below, or to such other persons or address(es) as either Party may designate from time to time by written notice to the other Party in accordance with this Section 27:

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If to NeuLion, to:

NeuLion USA, Inc.
Attn: President
1600 Old Country Road
Plainview, New York 11803
Fax No.: (516) 249-2922

With a copy (which shall not constitute notice) to:

NeuLion USA, Inc.
Attn: General Counsel
1600 Old Country Road
Plainview, New York 11803
Fax No.: (516) 622-7510

If to Company, to:

DISH Network L.L.C.
Attn: Executive V.P. of Sales, Marketing and Programming
9601 S. Meridian Blvd.
Englewood, Colorado 80112
Fax No.: (303) 723-1520
With a copy (which shall not constitute notice) to:

DISH Network L.L.C.
Attn: General Counsel
9601 S. Meridian Blvd.
Englewood, Colorado 80112
Fax No.: (303) 723-1699

28.           All Legal Provisions Deemed Included; Severability; Supremacy.

(a)  Every provision required by Law to be inserted into or referenced by this Agreement is intended to be a part of this Agreement.  If any such provision is not inserted or referenced or is not inserted or referenced in correct form then: (i) such provision shall be deemed inserted into or referenced by this Agreement for purposes of interpretation; and (ii) upon the application of either Party this Agreement shall be formally amended to comply strictly with the Law, without prejudice to the rights of either Party.

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(b)           In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)           Unless the application of this subsection will cause a provision required by Law to be excluded from this Agreement, in the event of an actual conflict between the terms and conditions set forth above the signature page to this Agreement and those contained in any schedule, exhibit, appendix, or attachment to this Agreement, the terms and conditions set forth above the signature page shall control.  To the extent possible, all the terms of this Agreement should be read together as not conflicting.

29.           Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

30.           Entire Agreement.  This Agreement represents the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and supersedes all prior agreements (whether written or oral) of the Parties relating to the subject matter of this Agreement.

31.           Remedies.  In the event of any breach or threatened breach by a Party of any of the terms and provisions of this Agreement, the other Party, in addition to any other rights or remedies available to such Party, shall have the right to injunctive, declaratory and any other equitable relief that may be available to such Party as if no other remedies were provided herein for such breach.

32.           Capitalized Terms in Exhibits.    Capitalized terms used in any exhibit, schedule or attachment hereto that are not otherwise defined therein shall have the meaning ascribed to them in this Agreement.

33.           Joint Press Release.  On a date following execution of this Agreement to be mutually agreed upon in writing by the Parties, either Party may issue a press release which shall be in substantially the form of the draft press release attached hereto as Exhibit I, but which remains subject to being finalized by mutual written agreement of the Parties.  Except as otherwise expressly provided in this Section 33, neither Party shall issue any press releases regarding this Agreement or the transactions contemplated hereby unless mutually agreed by the Parties in writing.

34.           Parent Guaranty.   By execution below, Parent hereby guarantees the performance of NeuLiuon’s obligations under this Agreement and agrees to be jointly and severally liable therefor.

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35.           Filing of Redacted Agreement.   NeuLion shall provide Company with an opportunity to review and approve (such approval not to be unreasonably withheld) any redacted version of this Agreement prior to filing the same with any governmental agency, whether in the United States (including without limitation the U.S. Securities and Exchange Commission) or Canada, or any other third party.  Such review and approval by Company shall take place within a commercially reasonable period of time taking into consideration any filing deadlines imposed by applicable Laws of which NeuLion makes Company aware.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

NeuLionUSA, Inc.	Company:	DISH Network L.L.C.

By:	/s/ Roy E. Reichbach	By:	/s/ Thomas A. Cullen
	(Authorized Signature)		(Authorized Signature)

Roy E. Reichbach	Thomas A. Cullen
Type or Print Name of Person Signing	Type or Print Name of Person Signing

Secretary	EVP
Title	Title

Solely with respect to the guarantee contained in Section 34 of this Agreement, Parent has executed this Agreement by its duly authorized representatives as of the day and year first written above:

NeuLion, Inc.

By:          /s/ Roy E. Reichbach

Name: Roy E. Reichbach

Title:   Secretary

[SIGNATURE PAGE TO CONTRACT FOR PRODUCTS AND SERVICES DATED AS OF
JANUARY 4, 2010]

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EXHIBIT A
NEULION PROVIDED SERVICES

During the Term and the Wind Down Period, NeuLion shall provide the NeuLion Services and deliverables set forth in this Exhibit A for all functions required to provide the Service as set forth in, and subject to and in accordance with, this Agreement, except that it is agreed and understood that during the Wind Down Period, NeuLion shall not be required to provide any new functionality or modifications to the NeuLion Services; provided that NeuLion shall ensure that during the Wind Down Period the NeuLion Services and the Service are maintained at the same or at least the same level of quality, service and performance as provided by NeuLion to Company during the Term (including without limitation NeuLion’s provision to Company of any and all software fixes and patches during the Wind Down Period under the same terms and conditions applicable to NeuLion’s provision of such software fixes and patches during the Term).  The NeuLion Services and such deliverables shall include, without limitation, a web-based order entry tool, set top box manufacturing and fulfillment, Content encoding and management, Content delivery, Subscriber activation, and all back office operations for the Service including without limitation the performance of billing and collection services for Company and Subscribers.  In addition to (and without limitation of) NeuLion’s other obligations set forth in this Agreement, NeuLion shall be responsible for obtaining any and all requisite legal and regulatory approvals for any locality where the Service is provided in the Territory.

A.           Order Entry and Billing System.

1.           Order Entry System.   NeuLion shall provide a web-based order entry system whereby new Subscribers, or an agent acting on behalf of a new Subscriber, may order the Service (including without limitation one or more STBs, as determined by Company at any time and from time to time in its sole discretion for any reason or no reason) from Company (the “Order Entry System”).  The Order Entry System shall support direct order entry capture from any one or more of Company’s web sites (“Company Websites”) and, at Company’s request, third-party websites that Company has authorized to promote the Service and provided NeuLion with written notice of such authorization (“Affiliate Websites”).  The Company Websites shall be created, published and maintained at Company’s sole expense and in Company’s sole discretion to market and promote the Service, and shall direct potential orders for the Service to the Order Entry System via a graphical user interface (GUI) to be provided by Company.  In accordance with applicable Business Rules, the Order Entry System shall be customized by NeuLion to be branded as directed by Company and shall be online and fully-functional not later than the Launch Date (as defined in Section K of this Exhibit A).  In addition to such other functionality as may be mutually agreed upon by the Parties from time to time during the Term and the Wind Down Period, the Order Entry System shall include, at a minimum:

(a)           the functionality to accept orders for the Service and STBs and to accept payments therefor;

(b)           the following fields to be completed by each Subscriber when placing an order for the Service:

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•	First Name;
•	Last Name;
•	Service Address;
•	Billing Address;
•	Home Telephone Number;
•	Work Telephone Number (optional);
•	Mobile Telephone Number (optional);
•	Email Address;
•	Credit/Debit Card Type;
•	Credit/Debit Card Number;
•	Credit/Debit Card Expiration Date; and
•	Any other fields reasonably requested by Company;

(c)           terms and conditions of service applicable to the Service, as specified by Company from time to time and at any time in its sole discretion for any reason or no reason (including without limitation as may be required by applicable Laws and/or to make such terms binding and enforceable on the Subscriber), and a traceable click through “I agree” or “I accept” of such terms and conditions prior to ordering service;

(d)           tracking and reporting of time and date each customer accepted such terms and conditions; and

(e)           functionality to allow third-party retailers/resellers, if any, authorized by Company at any time and from time to time in its sole discretion for any reason or no reason to place orders for STBs and the Service for prospective Subscribers and to track sales (including without limitation sales performed by such retailers/resellers via one or more websites) origination to the applicable retailer/reseller (for example, and without limitation, for purposes of allowing Company to identify retailers/resellers in order to pay such retailers/resellers commissions, incentives or other payments to the extent that Company elects to do so at any time and from time to time in its sole and absolute discretion for any reason or no reason).

(f)            functionality to allow tracking of sales origination for orders for STBs and the Service placed as a result of click-throughs from Affiliate Websites.

2.           Billing and Management Systems.    The Subscriber billing and account management systems used by NeuLion to support the Service (the “Billing Systems”) will be fully accessible by Company and its customer service representatives via the web on a 24/7 basis during the Term and the Wind Down Period and shall provide such functionality as reasonably requested by Company, including without limitation, the ability for Company to, in real time: (a) apply payments, credits, discounts and refunds to any Subscriber account; (b) view all Subscriber and account information and other data that NeuLion will otherwise provide to Company pursuant to the NeuLion reporting requirements set forth in Section I of this Exhibit A and elsewhere in this Agreement; and (c) activate new Subscribers and deactivate existing Subscribers at any time and from time to time in Company’s sole discretion for any reason or no reason.  For clarity, Company and Company’s customer service representatives shall at all times during the Term and the Wind Down Period, on a 24/7 basis, except as provided for in Exhibit G, have full access via the web to the Billing Systems so as to provide Company with visibility to all Subscriber billing and account records and information.  NeuLion shall promptly provide Company with copies of any additional information related to Subscribers or to the Service as may be requested by Company at any time and from time to time during the Term and the Wind Down Period.

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B.           Content Encoding and Management.

1.           Transcoder Licensed Programs.     NeuLion shall deliver, install, implement, support, maintain and provide remote management of the Transcoder Licensed Programs operating on Company supplied and owned server(s) meeting the minimum specifications set forth in Exhibit D (“Company Servers”), the use of which Transcoder Licensed Programs shall support the provision of the Service through all Company-authorized STBs provided to Company by NeuLion in accordance with this Agreement.  Installation of the Transcoder Licensed Programs on the Company Servers shall be performed by NeuLion so that the same are fully operational for the provision of the Service no later than ten (10) days following the  availability of Company supplied hardware and payment as set forth in Exhibit C.  For clarity (and without limitation of any of the foregoing) the Transcoder Licensed Programs shall be compatible with Company’s delivery of Content in serial digital interface (SDI) format.  Notwithstanding anything set forth herein to the contrary, under no circumstances during the Term or at any time thereafter shall NeuLion or any of its Affiliates: (a) take any action which would cause any harm or damage to the Company Servers or any other systems or equipment owned or controlled by Company or any of its Affiliates; (b) access the Company Servers or any other systems or equipment owned or controlled by Company or any of its Affiliates, except as specifically contemplated hereunder with respect to NeuLion in order for NeuLion to perform its obligations as herein set forth with respect to the Service.

2.           Content Encoding.      Utilizing, among other things, the Transcoder Licensed Programs operating on Company Servers, NeuLion shall be responsible for encoding the Content into NeuLion’s AVC (Advanced Video Compression) format at thirty (30) frames per second using NTSC standard to deliver full D1/VGA video and AAC audio with an encoding bit rate of 850 kbps, or lower as directed by Company, and at a screen display resolution of 720 x 480.

3.           Content Storage.   In addition to (and without limitation of) NeuLion’s other storage, backup and maintenance obligations hereunder, on a rolling basis, NeuLion shall store, backup and maintain NeuLion AVC-encoded Content to support and allow Subscriber access to the most recent forty-eight (48) hours of broadcast Content per channel on demand by Subscriber and at no additional cost to the Subscriber.

C.           EPG Data Management.  NeuLion shall upload all channel programming information and playout times and grids from Tribune or any other entity designated by Company and approved by NeuLion, such approval not to be unreasonably withheld.  NeuLion shall accurately display all such information in an electronic programming guide for Company in a form modifying NeuLion’s standard electronic programming guide (“Company EPG”) for each channel available to the applicable Subscriber depending upon the Service package(s) to which such Subscriber has subscribed or for all channels available via the Service, and in any case as set forth in applicable Business Rules.  At Company’s option, Company may provide all Company EPG data via Excel spreadsheet format.  All Company EPG data, Company EPG interface and customization (including without limitation the look and feel of the Company EPG) shall be owned by Company.

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D.           Content Delivery; Redundancy and Service Monitoring.

1.           Content Delivery.    NeuLion shall broadcast and deliver Content via the Service to Subscribers using the NeuLion IPTV Platform (including without limitation by providing all required processes, technology and ongoing personnel services in connection with such broadcast and delivery).  In connection with the foregoing (and without limitation), NeuLion shall: (a) support Subscriber access control to Content packages for which Subscriber has paid in full (including without limitation by employing Conditional Access Measures and Geoblocking/Geofiltering Measures) and selection management of linear broadcast channel(s) comprising the Content; (b) stream linear broadcast channel(s) comprising the Content on a unicast transmission basis; and (c) provide and manage internet protocol (IP) network bandwidth resources as required to support delivery of Content via the Service consistent with the highest standards applicable to the IPTV industry.

2.           Redundancy and Service Monitoring.    At all times during the Term and the Wind Down Period, NeuLion shall employ and maintain in place on 24/7 basis: (a) redundant systems used by NeuLion to provide the Service and broadcast Content (the “Redundancy Systems”); and (b) procedures and systems in place for monitoring, backup and recovery from disruptions to the Service (the “Recovery Systems”).  In addition to (and without limitation of any of the foregoing), prior to the Launch Date, the Parties shall work together to develop Business Rules regarding communications between them in the event of any service interruptions affecting the Service or the Content. At all times during the Term and the Wind Down Period, NeuLion shall utilize multiple, physically-separated data centers to provide the Redundancy Systems and Recovery Systems that adhere to the following minimum standards:

(a)           located in carrier-grade, commercial collocation facilities providing uninterrupted power and air;

(b)           utilizing multiple, tier 1 internet transit providers for inter-connection between data centers as well as outbound Content streaming supporting an aggregate bandwidth inbound and outbound of no less than two (2) Gigabits per second;

(c)           equipped with redundant network and server hardware;

(d)           monitored 24x7x365 by NeuLion’s network operations personnel; and

(f)           secured for physical access 24x7x365 by collocation facilities personnel with electronic access secured by network firewall, anti-virus and intrusion prevention systems in accordance with industry standards.

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E.           Support of Company Service Support Requests.  NeuLion shall provide Company with second level (Tier II) customer service and technical support on a 24/7 basis as further described in Exhibit F (the “Tier II Support”).  NeuLion shall log and track all activity with respect to Tier II Support requests made by Company using NeuLion’s computerized support tracking systems (including without limitation, NeuLion’s proprietary IPTV Service Support program), all of which shall be accessible to Company and its customer service representatives via the web on a 24/7 basis.  At Company’s request, NeuLion shall provide Company with first level (Tier I) customer service and technical support (the “Tier I Support”) in addition to Tier II Support.  The terms and conditions applicable to NeuLion’s provisioning of Tier I support to Company shall be mutually agreed upon and set forth in a separate written agreement to be entered into between the Parties and guaranteed by Parent.

F.           Training Support.

1.           Training Materials.     At no additional cost to Company, NeuLion shall provide Company with written manuals and training materials pertaining to the Service, the Billing Systems, the Order Entry System, the STBs, STB Components, and to such other items related to the Service as may be reasonably requested by Company prior to or during the Term, or during the Wind Down Period (the “Manuals and Training Materials”).  In the event of any change or modification to the NeuLion IPTV Platform (or portion thereof) or any other change affecting the Service (other than changes to the Content), including without limitation changes or modifications to the Billing Systems or the Order Entry System, that renders any of the Manuals and Training Materials, or portion thereof, outdated, obsolete, incomplete, incorrect or inaccurate (each a “Change”), NeuLion shall provide the applicable updates to such Manuals and/or Training Materials within a commercially reasonable period of time following such change or modification; provided, however, that in the case of a material change affecting the Service, NeuLion shall use its commercially reasonable efforts to provide Company with the applicable update as far in advance of the change as is possible.

2.           Training.     In addition to (and without limitation of the foregoing), NeuLion shall provide, at its sole costs and expense, one (1) day of training to teach Company’s employees how to use the Billing Systems (the “Initial Training”).  Such Initial Training will be provided at Company’s principal offices in Englewood, Colorado, at a time and on a date to be mutually agreed upon by the Parties, which time and date shall be prior to the Launch Date (as defined in Section K of this Exhibit A).  If requested by Company, NeuLion will provide additional training to Company from time to time during the Term at the principal offices of NeuLion or Company, or at such other location as may be mutually agreed upon from time to time by the Parties.  Company shall pay for any such additional training at the rate of *******, payable on a net sixty (60) day basis from the date of Company’s receipt of the applicable invoice from NeuLion.  If such additional training is held at a location other than at NeuLion’s Plainview, New York office, Company shall also reimburse NeuLion for its reasonable travel costs and other expenses incurred with respect to such additional training, which travel costs and other expenses shall be subject to Company’s prior written approval and comply with Company’s travel policy.

G.           Subscriber Provisioning.       NeuLion shall provide the process, technology and ongoing personnel services to setup and provision new Subscribers, maintain existing Subscriber account information and perform monthly Subscriber billing.

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1.           Self-Service Facility.   At all times during the Term and the Wind Down Period, NeuLion shall make available to Subscribers a web-based self-service facility (the “Self-Service Facility”) that will allow each Subscriber to, among other things, obtain and print such Subscriber’s past and present Service billing statements and access and modify such Subscriber’s Service account and payment information.

2.           Ongoing Account Maintenance.  NeuLion shall provide ongoing Subscriber account maintenance utilizing, among other things, the Billing Systems, including without limitation, by making applicable updates to such accounts, storing back-up copies of the information contained in such Subscriber accounts, and tracking and maintaining a record of all Media Access Control (MAC) addresses assigned to each STB activated with respect to all Subscriber accounts.

3.           New Orders and STBs.    NeuLion shall review the orders received through the Order Entry System on a rolling basis and shall ship new STBs to new Subscribers as per its normal one (1) day business practice but no later than three (3) business days after NeuLion’s receipt of the corresponding new order.  For clarity (and without limitation of any of the foregoing), such three (3) business day shipping timeframe may be extended in accordance with Section 25 of this Agreement as a result of the occurrence of a Force Majeure Event.  All STBs shall be shipped to Subscribers “hot,” meaning that the STB is preactivated.

4.           Packout Materials and STB User Guide.     At no additional cost to Company, Neulion shall include all written and other packout materials reasonably requested by Company to be included in the STB shipping box sent to Subscribers; provided that such materials are provided to NeuLion by Company and: (a) do not increase NeuLion’s cost of standard shipping applicable to shipment by NeuLion of STBs within the Territory generally (in the case that the applicable STBs are being shipped using NeuLion’s Fed Ex, UPS or other shipping carrier account); or (b) fit within NeuLion’s standard STB packaging, as further described herein (in the case that the applicable STBs are being shipped using Company’s or any of its Affiliate’s FedEx, UPS or other shipping carrier account).  NeuLion agrees to provide Company with an electronic version of the Subscriber “User Guide” (and any and all other instruction manuals or other documents provided to Subscribers) to be modified and branded at Company’s sole discretion.  The Parties agree that during the Term and the Wind Down Period, Company may post an electronic version of the Subscriber “User Guide” on any one or more of the Company Websites.

H.           Maintenance and Monitoring.  During the Term and the Wind Down Period, NeuLion will, at no additional cost to Company and promptly upon release of the same (and with concurrent notice to Company), install on the Company Servers or otherwise apply, as applicable, each bug fix, patch, minor enhancement, replacement or update of the software installed on the STBs, NeuLion Transcoder Licensed Programs, the Order Entry System and the Billing Systems (solely for purposes of this Section H, collectively, the “Systems”) or any portion of any of the foregoing.  In the event that Company in its reasonable discretion believes that installing any such updates, if applicable, will adversely affect the Service, the Company Servers or other systems and Company can provide reasonable evidence of such adverse affect to NeuLion, at Company’s request NeuLion shall identify alternative solutions and provide Company assisted access to Company’s engineering group to further explore solutions for remediation until such time as both Parties are able to find a solution for remediation.

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I.           Billing and Reporting.

1.           Billing.       NeuLion shall perform ongoing monthly billing of Subscriber accounts, including without limitation by performing pre-approved, recurring Subscriber credit/debit card charge processing, monthly Subscriber billing statement creation, and billing statement posting for Subscriber access via the Subscriber Self-Service Facility.  NeuLion shall be responsible, in consultation with and approval by Company, for the design and layout of all Subscriber billing statements, including without limitation, the inclusion of Company’s designated name and logo on each billing statement and bill messaging of commercially reasonable length and size.  Neither the NeuLion name nor any name other than those names approved in writing by Company shall appear on any Subscriber billing statement.  A sample Subscriber statement format is attached hereto and incorporated herein as Schedule 1.

2.           Monthly Reporting.  In addition to (and without limitation of) NeuLion’s other reporting obligations under this Agreement, NeuLion shall provide Company with a monthly written accounting of all monies collected in connection with the Service, as well as a detailed breakdown of any all amounts deducted therefrom prior to Company’s receipt of payment from NeuLion, as set forth in Exhibit C.  In addition to (and without limitation of) the foregoing, on a monthly basis during the Term and the Wind Down Period, NeuLion shall provide Company with such accurate and verifiable reporting as reasonably requested and in the form reasonably requested by Company (including without limitation in one or more “.CSV” files) (collectively, the “Monthly Reporting”).  Unless otherwise specified by Company, Monthly Reporting shall be for the period beginning on the 22nd of each calendar month and ending on the 21st of the following calendar month (each, a “Reporting Period”).  NeuLion shall provide the Monthly Reporting to Company on or before the first day of the calendar month immediately following the applicable Reporting Period.  The Monthly Reporting shall include, without limitation, the following data and information for the applicable Reporting Period:

(a)           the number of STBs in inventory including listing by MAC address;

(b)           the number of STBs deployed and activated during the prior thirty (30) day period by MAC address;

(c)           all STBs exchanged under warranty listed by account name and number and MAC address;

(d)           the total number of active Subscribers by programming package;

(e)           the full names and addresses of all Subscribers that activated and deactivated Service and the dates on which each of such Subscribers activated or deactivated Service (for clarity, unless otherwise set forth in applicable Business Rules, Subscriber account activation shall occur on the earlier of the date the Subscriber activates his/her STB or seven (7) calendar days after shipping of the STB);

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(f)            revenue per Subscriber based on service dates and based on date the service was billed;

(g)           amounts billed for Service broken down by line item charges and line item amounts collected for each service/product (which for clarity also includes a separate line item amount billed for tax per Subscriber);

(h)           beginning balance of amounts due, amounts billed, adjustments to prior billings, amounts collected and ending balance of amounts due.

(i)            In addition to (and without limitation of) NeuLion’s other reporting requirements hereunder, on or before the 1st of each month, NeuLion shall provide Company with a detailed transaction-level report on a per Subscriber basis that breaks down amounts collected by NeuLion in connection with the Service for the prior Reporting Period for: (a) programming (including all amounts collected for programming packages and a la carte purchases if and as applicable and as described in applicable Business Rules); (b) equipment (including without limitation STBs and replacement fees as described in Exhibit C, paragraph (C)(8)); (c) Shipping and Delivery Fees; (d) Handling and Activation Fees, (e) Taxes, and (e) and any other fees or charges imposed on a Subscriber.

3.           Taxes.   NeuLion shall configure its tax engine software from time to time during the Term and the Wind Down Period as reasonably requested by Company and within a commercially reasonable period of time following such request(s).  NeuLion shall collect all sales taxes with regard to all Subscriber transactions in connection with the Service for all fifty (50) states and remit all such sales taxes to Company by no later than the 1st of each month.  NeuLion shall be solely responsible for updating basic sales tax rates in the Billing Systems in accordance with applicable Laws; provided, however, that at any time and from time to time during the Term or the Wind Down Period, Company may in its sole discretion submit tax rate override requests to NeuLion.  With respect to Subscribers, NeuLion shall use reasonable commercial efforts to implement any such tax rate override requests in the Billing Systems within three (3) business days of NeuLion’s receipt thereof from Company.

J.           Warranty Exchange and Service.  In addition to (and without limitation of) NeuLion’s other reporting obligations hereunder, for each STB exchanged under warranty by a Subscriber, NeuLion shall provide to Company on a monthly basis (which will become weekly upon reaching ******* Subscribers), the applicable: (1) Subscriber name, address and account number; and (2) MAC address of returned STB and STB shipped as replacement.  In addition to (and without limitation of the foregoing) all MAC address histories shall be entered by NeuLion into the applicable Subscriber’s account notes within the Billing Systems.

K.           Service Launch Date.  Provided that: (1) all fees described in Section A of Exhibit C are paid; (2) Company has paid ******* of the amount owed to NeuLion in connection with its initial purchase of ******* STBs; and (3) Company has fully performed the obligations listed below within the timeframes set forth below, NeuLion guarantees that the Service (inclusive of, among other things, the Initial Channels and the Company EPG) will launch no later than forty-five (45) days after the Effective Date, provided that the number of initial orders from new Subscribers does not exceed *******, but in no event later than: (a) sixty (60) days after the Effective Date if Company’s initial STB order is shipped to NeuLion via air, or (b) ninety (90) days after the Effective Date if Company’s initial STB purchase  are shipped to NeuLion via sea (“Launch Date”).

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Company obligations (the “Company Launch Tasks”) to be completed within thirty (30) days following the Effective Date are:

•      Participation in and provide final approval of STB screen designs and flow;
•      Definition of programming packages comprised of the Initial Channels;
•      Provisioning of facilities, hardware and network connectivity for signal capture, implementation of NeuLion Transcoder Licensed Programs and backhaul of transcoded linear channels to one or more NeuLion content delivery data centers.
•      Development and integration of a graphical user interface (GUI) for the integration of Company Web Site to the Order Entry System.

NeuLion shall use its best efforts to support Company’s completion of the Company Launch Tasks in a timely fashion.  Notwithstanding anything set forth herein to the contrary, if Company does not complete the Company Launch Tasks within thirty (30) days following the Effective Date, such non-completion shall under no circumstances be considered a breach or default of this Agreement by Company and the Launch Date shall be extended to a date not later than fourteen (14) calendar days following completion of the Company Launch Tasks.  As requested by Company, NeuLion shall implement all Business Rules with respect to the Initial Channels and the Service prior to the Launch Date.

L.           Addition of New Languages/Channels.

1.           The Parties acknowledge that the initial launch of the Service will consist of ******* language groups consisting of up to a total of ******* linear broadcast channels (the “Initial Channels”).  The ******* language groups shall consist of any combination of linear broadcast channels and such linear broadcast channels may be packaged in any manner (including without limitation in multiple package combinations) and at such prices as Company determines in its sole discretion for any reason or no reason and as set forth in applicable Business Rules.  NeuLion will bill Subscribers and collect for such channels and packages as directed by Company.

2.           If Company elects at any time and from time to time during the Term in its sole discretion for any reason or reason to add additional language groups and/or linear broadcast channels in addition to the Initial Channels, it may do so at the rates set forth in Exhibit C with regard to the license fees applicable to the Transcoder Licensed Programs, but at no other cost to Company.   For clarity, the Initial Channels and such additional channels, if any, shall be subject to the terms and conditions otherwise applicable to Content (including without limitation the applicability of Business Rules, retail pricing and any other terms and conditions applicable to the Service as set by Company in accordance with this Agreement).  Any additional Company Servers to support linear broadcast channels in addition to the Initial Channels shall be provided by Company.  For clarity, except as otherwise provided herein, channels offered by other NeuLion customers may be added to the Service by Company at the costs set forth in the last sentence of Exhibit C, Section A(2).

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3.           NeuLion agrees to add additional language groups and/or broadcast linear channels in addition to the Initial Channels in accordance with the Business Rules applicable to such additional language groups and/or linear broadcast channels within thirty (30) days following Company’s delivery to NeuLion of the applicable additional Content; provided that Company has obtained the necessary hardware with regard to such additional Content.

M.           STB Warehousing and Inventory Monitoring.  At no additional cost to Company, during the Term and for a period of up to forty-five (45) days thereafter as directed by Company, NeuLion shall warehouse and store Company’s inventory of STBs and STB Components (the “Company Inventory”) at NeuLion’s secure warehouse facilities suitable for such purpose in Plainview, New York (or at such other location(s) as may be mutually agreed upon by the Parties in writing from time to time during the Term or the Wind Down Period).  NeuLion shall use commercially reasonable efforts to, within forty-eight (48) hours following a request from Company: (1) at Company’s expense and shipping arrangement, ship the Company Inventory, or portion(s) thereof (if and as directed by Company), to Company or its designee(s) at such location(s) and using such carrier(s) as directed by Company in its sole discretion for any reason or no reason, provided that if the forty-eight hour notice period requires shipping on a weekend, NeuLion shall ship the Company Inventory to Company on the next business day; and/or (2) make the Company Inventory, or portion thereof, available for pickup by Company or its representatives during normal business hours.  NeuLion assumes all risk of loss with respect to the Company Inventory at all times while in NeuLion’s possession or control following delivery from manufacturer and shall indemnify Company in connection with any actual loss.  For clarity, NeuLion’s insurance obligations set forth in Section 24 of the main body of this Agreement shall be applicable to all STBs and STB Components warehoused by NeuLion pursuant to this Section M.  In addition to (and without limitation of) NeuLion’s other reporting obligations hereunder, NeuLion shall provide Company with detailed written weekly reports setting forth the number of STBs and the number of each of the STB components remaining in the Company Inventory

N.           Out of Warranty Service. Upon request from Company, NeuLion shall provide out of warranty testing and refurbishment of Subscriber returned STBs at a current fee of ******* per STB (subject to increase of ******* per calendar year during the Term), exclusive of the cost of replacement components.  Certification testing and refurbishment shall include the following work performed by NeuLion:
•	For STB units that pass certification testing -
o	Inspect box exterior – either clean or replace top cover
o	Inspect remote controller – either clean or replace
o	Repack STB with new accessories
o	Place STB MAC in available, refurbished STB inventory
•	For units that fail certification testing -
o	Place STB MAC in unavailable status

O.           Return Authorization Process.   The Return Authorization process utilized by NeuLion shall include the following:

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•	Subscriber support personnel opens a ticket to NeuLion support for return of an STB covered under warranty describing the nature of the STB defect;
•	NeuLion assigns and activates a replacement STB MAC address to Subscriber’s account;
•	NeuLion creates a RMA record for Subscriber consisting of an RMA number and reason for return;
•	NeuLion creates a return shipping label for Subscriber to use to return the defective STB;
•
NeuLion ships the replacement Company branded STB and the return shipping label to Subscriber on an “advanced exchange” basis (NeuLion to use reasonable commercial efforts to have such shipment to take place within one (1) business day following return authorization by Company using NeuLion’s web-based support request tracking system described in Exhibit F hereto) with instructions to return the defective STB in the same shipping container as the replacement STB; and

•	Upon receipt of the defective STB, NeuLion updates the RMA record and deactivates the returned STB MAC address from the Subscriber’s account.

NeuLion shall perform all STB certification testing.  For units that fail certification, NeuLion shall place the STB MAC in unavailable status and replaces the STB with a new or repaired STB (in either case that is Company branded) and corresponding MAC address.  For units that pass certification, NeuLion performs out of warranty refurbishment and places STB MAC in available, refurbished STB inventory.  NeuLion shall stock a sufficient number of Company branded STBs (at NeuLion’s cost) to satisfy all of NeuLion’s warranty and replacement obligations set forth herein.

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SCHEDULE 1
to
EXHIBIT A
Sample Subscriber Billing Statement

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EXHIBIT B
STB SPECIFICATIONS

A.	STB Specifications (current model number is STB2300):

Video Format	MPEG-4 (H.264) BP@L3, MP@L4.0
Audio Format	MPEG-4 AAC 2.0
Operating System	Linux, supports remote firmware upgrade
Unicast streaming: RTSP/RTP over IP/TCP
Macrovision copy protection
HDCP digital copy protection
Interfaces	RJ45 Ethernet 10/100 Base T, Auto Sensing, Full Duplex
S-Video Out
Composite Video Out
RCA Stereo Audio Out (2 - Left/Right)
HDMI A/V Out
Input Device	I/R Remote Control
Power	DC 12V/AC 100-240V Power Adapter
Certification	UL FCC

B.	STB Components:

Chassis Assembly
Top Cover Assembly
Remote Controller
1.5V/AAA Batteries – 2
CAT-5E LAN Cable – 3000mm
Composite Video and Audio Cable – 1800mm
DC 12V/AC 100-240V Power Adapter
Power Cord – 1800mm

C.	Conditional Access and Geoblocking/Geofiltering Measures:

STB Access Control
Each STB is uniquely identified by its MAC address and is associated to a specific account upon provisioning.  When an STB accesses the NeuLion media servers, the authentication process identifies and validates the account based on the STB MAC.  Every request from the STB to the NeuLion media servers is secured by a 128-bit temporal cryptographic hash function.

Stream Security	Encryption, authentication and stream integrity is ensured through the use of SRTP (Secure Real-Time Transport Protocol) utilizing the AES (Advanced Encryption Standard) 128 bit stream cipher.
Copy Protection	Copy protection for analog signal output is provided by Macrovision signal implantation. Digital content protection for HDMI is provided by HDCP encryption.

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Geo Access Control
Upon access and authentication, each STB’s IP address is converted into a country and city location based on a third party (currently MaxMind, Inc.) geographic/IP address translation database that is updated monthly.  This location identification can be applied to business rules for location-based content/subscription access control.

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EXHIBIT C
NEULION SERVICE FEES

A.           Setup Fee and Transcoder License Fee.

1.           Setup Fee.      Upon execution of this Agreement, Company shall pay NeuLion ******* as a setup fee for the initial styling and content of the EPG; the setup of the look and feel of the user interface including without limitation, coloring, fonts and style, logo silkscreen for STBs; all setup of the Billing Systems and the Order Entry System customized for Company application; and the Initial Training described in Exhibit A.

2.           Transcoder License Fees.     Subject to the terms and conditions of this Agreement (and except as otherwise provided in this Section 2 with respect to the use of previously licensed Transcoder Licensed Programs during the Renewal Term), with respect to the Initial Channels and to each linear broadcast channel that is added to the Service during the Term at the request of Company, Company shall pay NeuLion a one-time software license fee for the Transcoder Licensed Programs as follows (each a “Transcoder License Fee”):

(a)           ******* per linear broadcast channel if ******* licenses are ordered at a time;

(b)           ******* per linear broadcast channel if ******* are ordered at a time;

(c)           ******* per linear broadcast channel if ******* linear channels are ordered at a time.

Transcoder License Fees payable hereunder by Company to NeuLion are inclusive of installation of the Transcoder Licensed Programs, usage, maintenance and support thereof (including without limitation all bug fixes and patches), and all updates and upgrades made to the Transcoder Licensed Programs during the Term.  Transcoder License Fees payable to NeuLion by Company for the Initial Channels and any linear broadcast channels in addition to the Initial Channels shall be payable as follows: (i) Initial Channels - upon execution of this Agreement, and (ii) for all other channels - on a net sixty (60) day basis following successful installation of the Transcoder Licensed Program(s) for such channels.  Except in the case that Company has achieved the Renewal Minimum (as defined and otherwise described in Section 1 of the main body of this Agreement) whereby no additional fees for Company’s continued use of the Transcoder Licensed Programs during the Renewal Term shall be payable by Company to NeuLion, Company’s continued use of the NeuLion Transcoder Licensed Programs during the Renewal Term shall require the one-time payment to NeuLion of an amount equal to ******* of the applicable Transcoder License Fee (as set forth in clauses (a)-(c) of this Section 2, which solely for purposes of calculating the Maintenance Fee (defined below) shall be subject to a maximum increase by NeuLion of ******* per calendar year during the Term) multiplied by the number of linear channels offered by Company via the Service as of the first day of the Renewal Term (the “Maintenance Fee”).  By way of example (and without limitation), if on the first day of the Renewal Term Company offers fifty (50) linear broadcast

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channels via the Service, the Maintenance Fee would be ******* (calculated as follows: 50 * *******; provided that, for clarity, factoring in the potential annual ******* increase of the Transcoder License Fee, the amount of the Maintenance Fee could reach a maximum amount equal to ******* (calculated as follows: 50 * *******.   The Maintenance Fee, if any, shall be payable to NeuLion by Company within sixty (60) days of Company’s receipt of an invoice therefor from NeuLion following the commencement of the Renewal Term.  Company’s license to use the Transcoder Licensed Programs shall terminate at the end of the Wind Down Period.  Transcoder License Fees  set forth in this Section 2 (excluding the Maintenance Fee, if any) must be paid to NeuLion by Company prior to delivery of Company’s license by NeuLion to Company to use the Transcoder Licensed Programs with respect to the applicable linear broadcast channels.  Notwithstanding the foregoing, in the event Company obtains a linear broadcast channel feed from another NeuLion customer for distribution to Subscribers, while other time and material charges for technical set-up such as cross connection may apply (which for clarity shall be *******), Company shall not be charged a Transcoder License Fee for such channel.

B.           Monthly Fees.

1.           During the Term, Company shall pay to NeuLion an “Operations Fee” which shall be calculated each Reporting Period (as defined in Section I.2 of Exhibit A) in accordance with the following table:

Number of Subscribers During Reporting Period	Fee to Neulion Per Active Subscriber (non-cumulative)
******* Subscribers *******	*******
******* Subscribers	*******
******* Subscribers	*******
******* Subscribers	*******

For example, in a Reporting Period where there were 32,000 Subscribers (determined by adding the number of Subscribers on the 22nd of a month and the number of Subscribers on the 21st of the following month and dividing that result by two (2)), the Monthly Operations Fee would be ******* (calculated as follows: *******.

The Parties agree that for purposes of calculating the Operations Fee above, Subscribers subscribing to ******* channels via the Service will count as ******* Subscriber for each subsequent grouping of ******* channels, or portion thereof, such Subscriber receives in excess of such Subscriber’s ******* channels.  For illustrative purposes only (and without limitation), if a Subscriber subscribes to ******* channels via the Service, such Subscriber would count as ******* Subscribers for purposes of calculating the applicable Operations Fee.  Notwithstanding the foregoing, once Company reaches ******* Subscribers in the aggregate across all languages, Subscribers receiving ******* channels will count as ******* Subscriber ******* for purposes of calculating the Operations Fee.

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2.           In addition to the Operations Fee, during the Term, Company shall pay to NeuLion a monthly credit/debit card processing fee in an amount equal to ******* of the total amounts collected from Subscribers for the Service during the applicable  month (“Credit Card Processing Fee”).

3.           The Monthly Operations Fee excludes in each case, (a) NeuLion’s actual cost of shipping for delivery of STBs to Subscriber premises, ******* (“Shipping and Delivery Fees”) (in the case NeuLion does not use Company’s Fed Ex, UPS or other shipping carrier account, as further described in this Section 3); (b) handling and activation charges (currently *******, with no greater an increase than ******* per calendar year during the Term) (“Handling and Activation Fees”); (c) amounts collected for sales or use taxes or duties (“Taxes”); and (d) refunds, credits and chargebacks for returned or canceled goods or services (“Refunds”).  Company shall have the option at any time and from time during the Term and the Wind Down Period in its sole discretion for any reason or no reason to request that NeuLion use Company’s and/or any of its Affiliates shipping account (including without limitation Company’s or any of its Affiliate’s FedEx accounts) in lieu of  NeuLion’s or any of its Affiliate’s shipping accounts for shipment of STBs to Subscribers pursuant to this Agreement, whereby Company will be charged directly by the applicable carrier for such shipping and in such event no Shipping and Delivery Fees shall be assessed against Company.  Upon receipt of any such shipping account information from Company, and unless otherwise directed by Company at any time and from time to time in Company’s sole Discretion, NeuLion shall use solely Company’s shipping account to perform shipping of STBs to  pursuant to this Agreement.

4.           If there are ******* Subscribers as of ******* (the “First Twelve Month Measurement Date”), the Operations Fee payable to NeuLion by Company for each of the twelve (12) consecutive Reporting Periods following the First Twelve Month Measurement Date (the first of such Reporting Periods being the Reporting Period beginning on the First Twelve Month Measurement Date) (collectively, the “Year Two Period”) shall be calculated as if there are ******* Subscribers unless during such Reporting Periods the number of Subscribers exceeds ******* (in which case the Operation Fee for the applicable Reporting Period(s) shall be calculated using the actual number of Subscribers during such Reporting Period) or this Agreement is earlier terminated.   Subject to Company’s right to terminate this Agreement as set forth in Section 12(d), if there are ******* Subscribers as of ******* (the “Second Twelve Month Measurement Date”), the Operations Fee payable to NeuLion for each Reporting Period following the Second Twelve Month Measurement Date (the first of such Reporting Periods being the Reporting Period beginning on the Second Twelve Month Measurement Date) shall be calculated as if there are ******* Subscribers unless during any such Reporting Period the number of Subscribers exceeds ******* (in which case the Operation Fee for the applicable Reporting Period(s) shall be calculated using the actual number of Subscribers during such Reporting Period).  Nothing set forth in this Section B.4 shall affect Company’s rights or ability to effect a Migration pursuant to Section 13 of the main body of this Agreement.  For clarity, Company shall not be deemed to be in breach or default of this Agreement if any of the Subscriber ******* set forth in this Section 4 are not met for any reason or no reason whatsoever.  Notwithstanding anything set forth to the contrary in this Agreement, Company may (but shall not be obligated to) effect a Migration during the Year Two Period if: (i) there are ******* Subscribers as of the First Twelve Month Measurement Date; and (ii) Company, within thirty (30) days following the last day of the Wind Down Period, pays to NeuLion an amount equal to the Operations Fee calculated as if there were ******* Subscribers multiplied by the number of Reporting Periods, or portion thereof, remaining in the Year Two Period as of the date on which the last Subscriber becomes a Migrated Subscriber.   For clarity, Company shall be obligated to continue paying NeuLion the applicable Operations Fee for each Reporting Period during the Migration for which there are Subscribers.

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5.           During the Term and the Wind Down Period, NeuLion shall deduct the Operation Fee, the Credit Card Processing Fee, Shipping and Delivery Fees (if applicable) and Handling and Activation Fees as set forth in this Section B once per Reporting Period from all revenue collected from Subscribers during that Reporting Period; disbursement of the remaining amount of the Service’s monthly collected revenue, including without limitation the amounts described in Section 3(c)-(d) above, shall be made by NeuLion to Company via check or EFT as requested by Company (pursuant to the EFT instructions provided to NeuLion at any time and from time to time by Company) within no more than thirty (30) days after the last day of the Reporting Period in which such amounts were collected.  To the extent that Subscriber revenue collected with respect to a particular Reporting Period during the Term is less than the sum of the Operations Fee and the Credit Card Processing Fee for that month, such shortfall shall be billed to the Company and shall be payable within sixty (60) days after Company’s receipt of an invoice therefor.  Except as expressly set forth in this Section 5, NeuLion shall not set-off against, or otherwise deduct any amounts (including without limitation any all fees set forth in this Section B that are disputed in good faith by Company) from, the revenue collected from Subscribers.

C.           Set Top Box Acquisition Fee.

1.           All orders shall be placed by written purchase order subject to and in accordance with the terms and conditions of this Agreement and in increments of ******* STBs.

2.           The price per STB is as follows:

Quantity of STBs Ordered	Price per STB
*******	*******
*******	*******
*******	*******

NeuLion agrees to use commercially reasonable efforts ******* for Company orders of ******* STBs.  In the event NeuLion makes available wireless functionality for its STBs or STBs that are capable of functioning wirelessly, the pricing to Company for such wireless functionality or wireless STBs shall be *******.

Proprietary & Confidential

3.           All prices exclude shipping, taxes, duties and import fees for delivery from the STB manufacturer to NeuLion’s “Distribution Center” in Plainview, New York, the actual cost of which are payable to NeuLion by Company with the final payment for the applicable shipment.  Unless otherwise mutually agreed by the Parties in writing, NeuLion will invoice Company for all such shipping, taxes, duties and import fees in an amount equal to NeuLion’s actual shipping costs (which rates shall be the same or better than those NeuLion charges to any other NeuLion customer, including NeuLion Affiliates).  NeuLion agrees to use commercially reasonable efforts to achieve the lowest possible shipping rates.  With respect to STB purchase orders submitted to NeuLion by Company, ******* of the purchase order price will be payable at the time the purchase order is submitted; the remaining balance of each such purchase order and associated shipping will be paid within sixty (60) days following Company’s receipt of an invoice from NeuLion (which invoice shall be issued by NeuLion no less than thirty (30) days prior to the scheduled delivery date of the complete applicable STB order to NeuLion in Plainview, New York, or such other delivery location designated by Company in the applicable purchase order); provided, however, in no event will Company be required to pay any such amounts prior to the date that is thirty (30) days following the actual date of delivery of the applicable STB order.  Duties will be payable sixty (60) days following Company’s receipt of an invoice therefore by NeuLion (which invoice shall be issued after payment of such duties by NeuLion).

4.           All STBs will be shipped FOB point of delivery (as specified in the applicable purchase order).

5.           STBs shall be shipped to each Subscriber by NeuLion out of Company Inventory no later the third business day after the corresponding order is received by NeuLion via the Order Entry System.  For clarity (and without limitation of any of the foregoing), such third business day shipping timeframe may be extended in accordance with Section 25 of this Agreement as a result of the occurrence of a Force Majeure Event.  The design of the STB packaging shall be determined by NeuLion and approved by Company; provided that neither NeuLion’s nor any other third-party’s name or brand is included, except as otherwise provided for herein.  Notwithstanding the foregoing, Company may request that certain artwork be included on such packaging, provided that: (i) NeuLion has approved all such additional artwork, with such approval not to be unreasonably withheld or delayed; and (ii) such additional artwork will not require NeuLion to incur any additional costs (including labor) in excess of the cost of the initial design of the STB packaging approved by Company, or delays in producing such packaging.  For clarity, any additional charges incurred by NeuLion to include such additional artwork on STB packaging at Company’s request shall be borne by Company *******.

6.           At no additional cost to Company, for Company’s initial order of ******* STBs and for each subsequent order of ******* STBs, NeuLion shall silk screen the brand name and/or logo as directed by Company on the front of all STBs and STB remote controls ordered by Company.

7.           Company agrees to commit to purchase an aggregate of ******* STBs during the first twelve (12) full calendar months of the Term.  For clarity, Company shall be deemed to have purchased STBs for purposes of this Section C.7 if it has submitted a purchase order to Company for the same.

Proprietary & Confidential

8.           The current replacement fees, exclusive of shipping to Subscribers, for STB Components are as follows:

•	Chassis Assembly - *******
•	Top Cover Assembly - *******
•	Remote Controller - *******
•	Two 1.5V/AAA Batteries - *******
•	3000mm CAT-5E LAN Cable - *******
•	1800mm Composite Video and Audio Cable - *******
•	DC 12V/AC 100-240V Power Adapter - *******
•	Power Cord - *******
•	Shipping box and packing materials - *******

Such replacement fees shall not be increased by NeuLion by a percentage equal to more than the percentage increase in the purchase price NeuLion incurs (if any) from the manufacturers of such replacement items during the Term.  NeuLion agrees that Subscribers or Company may order such components through phone orders and NeuLion will charge the applicable Subscriber in accordance with the above fee schedule.

9.           NeuLion shall ensure that all STB manufacturers place a sticker of reasonable size on the bottom of each STB containing a legible serial number in the form, and following the alphanumeric sequence, as prescribed by Company (the “Company Serial Number”).  Company’s written direction regarding the form and alphanumeric sequence of the Company Serial Numbers to be applied to Company’s initial order of STBs shall accompany or precede Company’s submission of its initial purchase order to NeuLion.  With respect to any subsequent order of STBs by Company, the form and alphanumeric sequence of the Company Serial Numbers may be changed by Company in its sole discretion for any reason or no reason upon written direction to NeuLion at the time Company submits a purchase order to NeuLion for the corresponding order of STBs.  Prior to the date of delivery of any shipment of STBs, NeuLion shall provide Company with a written list of Company Serial Numbers for each STB contained in such shipment.

D.           General Provisions.

1.           All credit/debit card charges processed by NeuLion in connection with the Service shall appear on such Subscribers’ credit/debit card statement as a charge by the Company or its designated Affiliate, as prescribed at any time and from time to time by Company in its sole discretion for any reason or no reason.

Proprietary & Confidential

EXHIBIT D
NEULION TRANSCODER SERVER SPECIFICATIONS

•             Two dual core Intel 2.0 GHz or higher processors
•             Two GB or more memory
•             Sixty GB or larger hard drive
•             One or more PCI-X and/or PCI-e slots (depending on video capture card used)
•             Gigabit Ethernet network adapter
•             Windows Server 2003 or Windows XP Pro SP3 operating system
•             One or more Microsoft DirectShow compatible video capture card; examples are:
o              Osprey-300/Osprey-440 Analog cards (requires PCI-X slot)
o              Osprey 530 SDI card (requires PCI-X slot)

Proprietary & Confidential

EXHIBIT E
NEULION’S SET TOP BOX LIMITED WARRANTY

1.           NeuLion warrants to Subscriber that the STBs will be free from defects in design, workmanship and materials and will allow Subscribers to receive the Content via the Service if installed in accordance with the instructions packaged with the STB and connected to an Internet connection meeting the specifications set forth in such instructions, under normal use and service, for one year following the date of sale by Company to the Subscriber.  NeuLion’s obligation under this warranty shall be, at NeuLion’s sole option and expense, to: (i) repair the defective STB or part; or (ii) deliver to the affected Subscriber an equivalent Company branded STB or part.  In both instances, NeuLion will pay for the shipment of the original and replacement STB or part to and from the Subscriber.  All STBs and STB parts that are replaced under this warranty must be returned to NeuLion and will become the property of NeuLion.  Failure to return such defective STB or part will result in the Subscriber’s account being charged the cost of a new STB or STB part.  Replacement STBs or parts may be new or reconditioned.  NeuLion warrants any replaced or repaired STB or part for the greater of ninety (90) days following the date of replacement or one year following the date of original shipment of the STB to the Subscriber.

2.           STBs returned to NeuLion by a Subscriber must be authorized by Company as set forth in applicable Business Rules.  Return shipping from the affected Subscriber to NeuLion will be paid by NeuLion if such STB is found to be defective (using testing methods consistent with prevailing industry standards) through no fault of the Subscriber; in all other cases, NeuLion will charge Company for such return shipping.  The repaired or replaced STB will be shipped to the Subscriber upon return authorization by Company as set forth in applicable Business Rules, at NeuLion’s expense, and NeuLion will retain risk of loss or damage until the item is delivered to the Subscriber.  NeuLion will use reasonable commercial efforts to advance ship replacement STBs within one (1) business day following return authorization by Company.

3.           NeuLion will not be liable under this limited warranty if its testing and examination disclose that the alleged defect or malfunction in the STB does not exist or results from: (i) failure to follow NeuLion’s installation, operation, or maintenance instructions; (ii) unauthorized product modification or alteration; (iii) abuse, misuse, negligent acts or omissions of the Subscriber or persons under the Subscriber’s control; or (iv) acts of third parties, acts of God, accident, fire, lightning, power surges or outages, or other hazards.

4.           IF A NEULION STB DOES NOT OPERATE AS WARRANTED ABOVE, SUBSCRIBER’S SOLE REMEDY FOR BREACH OF THAT WARRANTY SHALL BE REPAIR OR REPLACEMENT AT NEULION’S OPTION, OR UPON CONSENT OF COMPANY, REFUND OF THE PURCHASE PRICE PAID.  TO THE FULL EXTENT ALLOWED BY LAW, THE FOREGOING WARRANTIES AND REMEDIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, TERMS, OR CONDITIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES, TERMS, OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, CORRESPONDENCE WITH DESCRIPTION, AND NON-INFRINGEMENT, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. NEULION NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR IT ANY OTHER LIABILITY IN CONNECTION WITH THE SALE, INSTALLATION, MAINTENANCE OR USE OF ITS PRODUCTS TO SUBSCRIBERS.

5.           EXCEPT AS SET FORTH HEREIN AND IN THE AGREEMENT, NO OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILTY AND FITNESS FOR A PARTICULAR PURPOSE, ARE MADE TO SUBSCRIBERS BY NEULION.

EXHIBIT F
NeuLion IPTV Service Support

NeuLion’s IPTV Service support provides for logging, categorization, analysis and creation of resolutions to all support requests made by Company.   Request resolutions can consist, among other options, of answers to questions, creating of procedures to resolve and/or circumvent a problem, and changes to the Service to correct a problem.

NeuLion’s web-based support request tracking system allows Company to log requests, provide updates and review the status of the request logs, 24 hours per day, 7 days per week, and 365 days per year.  For opened requests, there are two types of technical support performed by NeuLion.

“Primary Support Services” address all requests opened on the support tracking system. Primary Support Services personnel will work on requests *******. “Emergency Support Services” are provided after Primary Support Services hours for high severity requests only.  When a high severity request is opened outside of Primary Support Services hours, a NeuLion support technician will be automatically notified of the new request so that it can be addressed as quickly as possible.  Within ******* of entering a high severity request a NeuLion support technician will update the request.

Additionally, NeuLion has an Emergency Support Escalation telephone number, which is available 24 hours a day, 7 days a week, that can be used for *******.

NeuLion provides web support services within the following timeframes.

Request Severity Description	Fix Plan Response

High Severity Requests - A “Service down” or Service operations halted condition and a manual work around is not practical.	*******

Medium-High Severity Requests - A suspected “high impact condition” associated with the Service causing significant problems.	*******

Medium-Low Severity Requests - An “intermittent or low-impact condition” associated with the Service.	*******

Low Severity Requests - Questions concerning performance or use of the Service.	*******

NeuLion must use its best efforts to correct high severity requests, medium-high severity requests and medium-low severity requests by continually working with Company to provide a fix or work around that, respectively, eliminates a “Service down” condition, a “high impact condition” and/or an “intermittent or low-impact condition.”

EXHIBIT G
Performance Standards

In its performance of the Services hereunder, NeuLion shall meet or exceed the following Performance Standards:

Availability.  NeuLion shall ensure that the Service is Available ******* of the time during each consecutive thirty (30) day period during the Term (this provision shall be calculated on a per channel basis once Subscribers are *******). “Available” and “Availability” (as the context requires) shall mean that the Service is providing Content streaming in accordance with this Agreement; provided that the following shall be excluded from the calculation of Availability (“Permitted Downtime”):

(i)           Up to two (2) hours per month of scheduled maintenance, to be performed during off-peak times to be mutually agreed upon between the Parties and only upon three (3) days’ prior notice to Company; and

(ii)          Downtime caused by events outside of NeuLion’s reasonable control, as measured by the highest standards of the hosting and video streaming industries (which, for clarity, require that NeuLion employ failover equipment, multiple streaming providers and other redundancies to mitigate the effects of any given equipment or provider outage).

Availability shall be calculated as follows:

Available time in minutes / (43,200 – Permitted Downtime in minutes)

Failure to meet Content streaming Service Availability of ******* shall result in a credit to Company on a pro-rata basis using the following formula:

(*******- Availability) x per Subscriber Monthly Operations Fee x the number of Subscribers affected during the period of time Content streaming was unavailable excluding Permitted Downtime

 For illustration purposes:
Assuming there was a 2 hour unscheduled outage during the month that affected 25,000 subscribers, the following would apply -

•	Actual Availability = (43,200 - 120) / 43200 = 99.7%

The SLA Availability Credit = (*******-99.7%) x *******

Latency.         For Subscribers with 850 or more kbps internet bandwidth, NeuLion shall ensure that the maximum latency for a linear broadcast channel to begin play is *******, provided that latency failures identified by NeuLion as being caused by a third-party, local Internet Service Provider are excluded from this Performance Standard.

Packet Loss.   The average percent of IP packets dropped between routers inside of NeuLion’s network shall not exceed ******* during a calendar month.

Video Quality. For Subscribers with 850 or more kbps internet bandwidth, NeuLion shall ensure full D1/VGA video and AAC audio play-out at ******* provided, that the Video Quality failures identified by NeuLion as being caused by a third-party, local Internet Service Provider  are excluded from this Performance Standard.

NeuLion shall verify compliance (or non-compliance) on a monthly basis with the Availability Standards set forth in this Exhibit G.

EXHIBIT H
STB Initial Startup Screen

EXHIBIT I Draft Press Release

DISH NETWORK® PARTNERS WITH NEULION TO DISTRIBUTE LIVE
INTERNATIONAL TV CHANNELS THROUGH IPTV PLATFORM

Plainview, NY and Englewood, CO., Jan. xx, 2010 – NeuLion, Inc. (TSX:NLN), an end-to-end IPTV service provider of live and on-demand international, sports and variety programming delivered via broadband, and DISH Network L.L.C., a subsidiary of DISH Network Corporation (NASDAQ: DISH), today announced a multi-year partnership to distribute certain DISH Network international channels using NeuLion’s IPTV service.

DISH Network currently provides more than 14 million satellite TV customers with the highest quality programming and technology at the best value. The partnership with NeuLion enhances DISH Network’s current satellite distribution in the U.S. by providing consumers without access to DISH Network satellite TV the ability to access certain DISH Network international channels through IPTV. DISH Network offers more than 180 international channels in more than 28 languages – more than any other pay-TV provider.

“DISH Network is the leading multichannel video provider for international channels in the U.S.  Now DISH can provide nationwide distribution of international content via both satellite and IPTV,” said Chris Kuelling, vice president of International Programming for DISH Network.  “Some of our ethnic customers prefer their content via satellite; others, may prefer broadband delivery. Either way, we can now provide the best quality digital signals directly to a television set without the need for a computer.”

As a leader in the IPTV space, NeuLion provides an end-to-end, multi-platform service, allowing the delivery of live and on-demand content to the TV, PC and Mobile devices – offering a universal platform that connects viewers globally.  Components of the service include: encoding, personalization, delivery, registration, monetization, support and reporting tools.

“We see distinct synergies between our respective television distribution services and believe that DISH Network customers will benefit from the further reach provided by a broadband offering,” said Chris Wagner, EVP of NeuLion. “We believe that the match of our technology with DISH Network’s international programming rights will greatly benefit ethnic communities in the United States.”

DISH Network plans to launch its IPTV service in early 2010.

About DISH Network L.L.C.
DISH Network L.L.C., the nation's HD leader, provides more than 14 million satellite TV customers as of Dec. 10, 2009, with the highest quality programming and technology at the best value, including the lowest all-digital price nationwide. Customers have access to hundreds of video and audio channels, the most HD channels, the most international channels, state-of-the-art interactive TV applications, and award-winning HD and DVR technology including 1080p Video on Demand and the ViP® 722 HD DVR, a CNET and PC Magazine “Editors’ Choice.” Visit www.dishnetwork.com, follow on Twitter, @dishnetwork (www.twitter.com/dishnetwork), or become a Fan on Facebook, www.facebook.com/dishnetwork.

About NeuLion
Based in Plainview, NY, Sanford, Florida and Toronto, Ontario, NeuLion (TSX:NLN) works with content partners to develop end-to-end solutions for multimedia IPTV services. The NeuLion IPTV Platform encodes, delivers, stores and manages an unlimited range of multimedia content and the Operational Support System (OSS) maintains all billing and customer support services. Content partners are responsible for content aggregation and the sales and marketing for the individual IPTV service. The Company ranks as a world leader in customer/partner relationships with sports and international television content partners including, in sports, the NHL, the NFL, NCAA Division I schools and conferences and, in respect to international television aggregators and networks, KyLinTV (Chinese), ABS-CBN (Filipino), Talfazat (Arabic), TV-Desi (South Asian) and Sky Angel (Christian). Customer/partner content can be viewed by way of Internet on PCs and on the television through the Company’s IPTV set top box.

Forward-Looking Statements
Certain statements herein are forward-looking statements and represent NeuLion's current intentions in respect of future activities. These statements, in addressing future events and conditions, involve inherent risks and uncertainties. Forward-looking statements can by identified by the use of the words "will," "expect," "seek," "anticipate," "believe," "plan," "estimate," "expect," and "intend" and statements that an event or result "may," "will," "can," "should," "could," or "might" occur or be achieved and other similar expressions. Forward-looking statements involve significant risk, uncertainties and assumptions. Many factors could cause actual results, performance or achievements to differ materially from the results discussed or implied in the forward-looking statements. These factors should be considered carefully and readers should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained in this release are based upon what management believes to be reasonable assumptions, the Company cannot assure readers that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this release and the Company assumes no obligation to update or revise them to reflect new events or circumstances, except as required by law.  Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including: the integration of the businesses of NeuLion and its subsidiaries NeuLion USA and Interactive Netcasting Systems Inc., our continued relationships with our channel partners, general economic and market segment conditions, competitor activity, product capability and acceptance, rates, technology changes and international risk and currency exchange.  More specific risks include that NeuLion, NeuLion USA and Interactive Netcasting Systems Inc. will not be able to realize some or all expected synergies due to incompatibilities in our businesses, the inability of management to bring about such synergies or a changing business environment rendering such synergies inadvisable or uneconomical. After integrating the businesses, the suite of service offerings may not perform as expected if shifting demand moves in a direction away from our expected business model, if competitors are able to take market share away from us or if changing technology adversely impacts us.  In addition, while the Company expects its content partners and those of its subsidiaries to continue and expand their relationship with each of us, there can be no assurance that such relationships will continue as expected, or at all.  A more detailed assessment of the risks that could cause actual results to materially differ from current expectations is contained in the "Risk Factors" section of the Company’s 2008 annual MD&A and AIF filed on www.sedar.com and Registration Statement on Form 10, as amended, available on www.sec.gov.

###

Press Contacts:

DISH Network Contact
Allyson Mylrea
Corporate Communications Coordinator
DISH Network L.L.C.
press@dishnetwork.com

Jennifer Powalski
Corporate Communications
516-622-8334
jennifer.powalski@neulion.com

Investor Relations Contact:
G. Scott Paterson
Vice Chairman
416-368-6464
scott.paterson@neulion.com